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EXHIBIT 10.1

EXECUTION COUNTERPART

CREDIT AGREEMENT

dated as of December 11, 2003

among

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.

and

THE LENDERS REFERRED TO HEREIN

and

CITICORP NORTH AMERICA, INC.,
as Administrative Agent for the Lenders

CREDIT SUISSE FIRST BOSTON and
LEHMAN BROTHERS INC.,
as Joint Syndication Agents

JPMORGAN CHASE BANK,
as Documentation Agent

CITIGROUP GLOBAL MARKETS INC. and
CREDIT SUISSE FIRST BOSTON,
as Lead Arrangers

CITIGROUP GLOBAL MARKETS INC.,
CREDIT SUISSE FIRST BOSTON,
J.P. MORGAN SECURITIES INC. and
LEHMAN BROTHERS INC.,
as Joint Bookrunners

i

SECTION 10.12 Other Transactions	61
SECTION 10.13 Submission To Jurisdiction; Waivers	61
SECTION 10.14 WAIVERS OF JURY TRIAL	61
SECTION 10.15 Non-Recourse Persons	61
SECTION 10.16 Acknowledgments	61
SECTION 10.17 Confidentiality	62
SECTION 10.18 Dutch Security Interests	62

SCHEDULES
1.1(a)	—	Term Loan Commitments
1.1(b)	—	Addresses for Notices and Lending Offices
2.2	—	Bank Accounts
5.1.9	—	Required Amendments and Waivers
6.14	—	BV Indebtedness
6.17	—	Subsidiaries
8.1.16(a)	—	Effective Date Edison Mission Energy Certificate of Incorporation
8.1.16(b)	—	Effective Date Edison Mission Energy Interest Coverage Ratio

EXHIBITS
A	—	Form of Funds Flow Undertaking
B	—	Form of Continuation/Conversion Notice
C	—	Form of Lender Assignment Agreement
D-1	—	Form of Primary Guarantee of Edison Mission Finance Co.
D-2	—	Form of Primary Guarantee of Midwest Generation EME, LLC
D-3	—	Form of Primary Guarantee of Mission del Cielo, Inc.
D-4	—	Form of Primary Guarantee of Silverado Energy Company
D-5	—	Form of Primary Guarantee of Anacapa Energy Company
D-6	—	Form of Primary Guarantee of Viejo Energy Company
D-7	—	Form of Primary Guarantee of Del Mar Energy Company
E-1	—	Form of Secondary Guarantee of Mission Energy New York, Inc.
E-2	—	Form of Secondary Guarantee of San Juan Energy Company
E-3	—	Form of Secondary Guarantee of Edison Mission Energy Fuel
F	—	Form of Shareholder Guarantee
G	—	Form of Borrower Security Agreement
H	—	Form of Homer City Security Agreement
I	—	Form of Pledge Agreement of EME UK International, LLC
J-1	—	Form of Dutch Deed of Pledge of Shares
J-2	—	Form of Dutch Deed of Pledge of Shares by EMPC
K-1	—	Form of Dutch Supplemental Pledge to the Security Agreement
K-2	—	Form of Dutch Supplemental Pledge to the EME UK Pledge Agreement
L-1	—	Form of Opinion of Special New York Counsel to Borrower
L-2	—	Form of Opinion of Special Netherlands Counsel to Borrower
L-3	—	Form of Opinion of Internal Counsel to Borrower
M	—	Form of Communications Agreement

        CREDIT AGREEMENT dated as of December 11, 2003 among MISSION ENERGY HOLDINGS INTERNATIONAL, INC., each of the lenders listed on the separate pages hereof under the heading "Initial Lenders" (the "Initial Lenders") and CITICORP NORTH AMERICA, INC. ("CNAI"), as administrative agent for the Lenders.

RECITALS

        A.    The Borrower has requested that the Lenders establish a credit facility the proceeds of which are to be used to repay certain indebtedness of Subsidiaries of Edison Mission Energy, as further described herein, and to pay certain fees and expenses associated with this Agreement and the Loans as further described herein; and

        B.    The Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth;

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

        SECTION 1.1    Defined Terms.    The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

        "Administrative Agent" means CNAI in its capacity as administrative agent for the Lenders hereunder, and includes each other Person as may have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.

        "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Pension Plan or Welfare Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        "Affiliate Bankruptcy Event" means, with respect to Edison International or any of its Subsidiaries (other than the Borrower), such Person shall:

          (a)   apply for, consent to, or acquiesce in, or suffer to exist, the appointment of a trustee, receiver, sequestrator or other custodian for such Person or a substantial portion of its property, or make a general assignment for the benefit of creditors; or

          (b)   permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Person.

        "Affirmative Covenant Default" means, so long as the same shall continue, a Default arising from the Borrower's failure to observe or perform any of its obligations or agreements under Section 7.1 (other than Section 7.1.9); provided, that such Default shall cease to be an "Affirmative Covenant Default" at such time as such Default has become an Event of Default.

        "Agent-Related Persons" means CNAI and each other Person as may have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of CNAI, each such other Person and such Affiliates.

        "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified and in effect on such date.

        "Alternate Base Rate" means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the highest of:

          (a)   the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's "base rate"; and

          (b)   1/2 of 1% per annum above the Federal Funds Effective Rate.

Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

        "Anticipated Repatriation Costs" means, on any date of determination for any period, an amount equal to the product of (a) 35% times (b) the excess (if any) of (i) the amount of any Distributions or Net Intercompany Loan Proceeds received and retained or available to be received and retained by the Permitted International Subsidiary during such period (the "retained portion") over (ii) the sum of (A) the outstanding principal amount of intercompany loans from the Borrower or a Permitted Domestic Affiliate to the Permitted International Subsidiary on such date of determination plus (B) payments of principal of and interest on Indebtedness of the Borrower to creditors of the Permitted International Subsidiary or Subsidiaries of the Permitted International Subsidiary made or available to be made by the Permitted International Subsidiary or Subsidiaries of the Permitted International Subsidiary during such period plus (C) the Freely Distributable Amount on such date of determination.

        "Applicable Distribution Taxes" means the difference (positive or negative) of (a) the sum of (i) the actual reduction in, or increase in refund of, Dutch and other Taxes payable by the Borrower (other than BV Holdings Group Taxes) and (ii) (A) for so long as the Borrower remains a member of the EIX Group and the TSA remains in effect, any reduction in the amount payable by, or increase in the amount payable to, EME pursuant to the TSA and (B) in the event (A) is not applicable, any actual reduction in, or increase in refund of, BV Holdings Group Taxes, in each case as a result of the event described in Section 3.1.2(a)(i) or such related BV Holdings Corporate Action minus (b) an amount equal to the sum of (i) any actual increase in, or reduction in refund of, Dutch and other Taxes payable by the Borrower (other than BV Holdings Group Taxes) and (ii) (A) for so long as the Borrower remains a member of the EIX Group and the TSA remains in effect, any increase in the amount payable by, or reduction in the amount payable to, EME pursuant to the TSA and (B) in the event (A) is not applicable, any actual increase in, or reduction in refund of, BV Holdings Group Taxes, in each case as a result of the events described in Section 3.1.2(a)(i) or such related BV Holdings Corporate Action.

        "Applicable Margin" means, for any day with respect to any LIBO Rate Loans, the LIBO Applicable Margin and for any day with respect to Base Rate Loans, the Base Rate Applicable Margin.

        "Approved Funds" means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Arrangers" means CGMI, CSFB, JPMS and Lehman in their capacity as arrangers.

        "Assignee" has the meaning set forth in Section 10.11.1.

        "Authorized Representative" means, relative to the Borrower, those of its officers and employees whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.3.

        "Available" means, with respect to the Net After-Tax Cash Proceeds of any Disposition of assets referred to in Section 3.1.2(a)(v), the Net After-Tax Cash Proceeds of any Indebtedness referred to in Section 3.1.2(a)(viii) or the Net After-Tax Cash Proceeds of any equity issuances referred to in Section 3.1.2(a)(ix), the portion of such Net After-Tax Cash Proceeds (without regard to redeployment of such Net After-Tax Cash Proceeds by a Subsidiary of EME or any other Person) that could, upon the taking of all necessary corporate action and subject to requirements of applicable law and Contractual Obligations (other than Contractual Obligations whether now or hereafter in effect between EME and its Affiliates or between Affiliates of EME) limiting Restricted Payments directly or indirectly to EME in effect on the Effective Date (including any such Contractual Restrictions contained in the Organic Documents of any Person on the Effective Date but excluding this Agreement), be distributed to EME.

        "Bank Account" means the Closing Date Bank Accounts and all other deposit accounts (as such term is defined in the UCC) now or hereafter owned by the Borrower.

        "Bankruptcy Default" has the meaning set forth in Section 8.1.9.

        "Base Rate Applicable Margin" is initially 4.0% per annum, as adjusted by Section 3.2.2 from time to time.

        "Base Rate Loan" means a Loan bearing interest at a fluctuating rate of interest per annum determined by reference to the Alternate Base Rate plus the Base Rate Applicable Margin from time to time in effect.

        "Board of Directors" means (a) with respect to a corporation, the board of directors of the corporation; (b) with respect to a partnership, the general partners or the management committee of the partnership; or (c) with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrower" means Mission Energy Holdings International, Inc., a Delaware corporation.

        "Borrower Entity" has the meaning set forth in Section 6.17(b).

        "Borrower Security Agreement" means the Security Agreement dated as of December 11, 2003 between the Borrower and the Administrative Agent, substantially in the form of Exhibit G, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Borrowing" means the borrowing of the Loans on the Borrowing Date as set forth in the Funds Flow Undertaking.

        "Borrowing Date" means December 11, 2003.

        "Business Day" means:

          (a)   any day which is neither a Saturday or Sunday nor a legal holiday on which the Lenders are authorized or required to be closed in New York, New York; and

          (b)   relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day on which dealings in Dollars are carried on in the London interbank market.

        "BV" means MEC International BV, a private limited company ("besloten vennootschap") organized and existing under the laws of the Netherlands.

        "BV Holdings Corporate Action" has the meaning set forth in Section 7.1.9.

        "BV Holdings Disposition Proceeds" means 100% of the Net After-Tax Cash Proceeds received by the Borrower from a Disposition of its assets permitted under the Loan Documents.

        "BV Holdings Group Taxes" means the U.S. federal income taxes and any other taxes payable by any combined or consolidated group with which the Borrower files a combined or consolidated Tax Return.

        "BV Holdings Intercompany Notes" means (i) the promissory note dated as of December 27, 2001 evidencing the loans from the Borrower to BV or other intercompany obligations of BV to the Borrower made on or prior to July 2, 2001 and (ii) each other promissory note from BV to the Borrower evidencing loans from the Borrower to BV or other intercompany obligations of BV to the Borrower made after July 2, 2001, as the same may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Capitalized Lease Liabilities" of any Person means all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of each Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

        "Cash Equivalent Investment" means, at any time:

          (a)   any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States government or an agency thereof; or

          (b)   other investments in securities or bank instruments rated at least "A" by S&P and "A2" by Moody's or "A-1" by S&P and "P-1" by Moody's and with maturities of less than 180 days.

        "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

        "CGMI" means Citigroup Global Markets Inc.

        "Change-In-Control" means Edison International shall cease to indirectly own at least 80% of the ownership interests in the Borrower.

        "Citibank" means Citibank, N.A., a national banking association.

        "Closing Date Bank Accounts" means each the deposit accounts (as such term is defined in the UCC) of the Borrower listed on Schedule 2.2.

        "CNAI" means Citicorp North America, Inc.

        "Coal and Capex Debt Repayment" has the meaning set forth in Section 7.1.8.

        "Coal and Capex Facility" means the Coal and Capex Facility dated as of July 16, 1999 among EME Finance UK Limited, the Financial Institutions party thereto and Barclays Bank PLC, as Facility Agent, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means all assets of the Borrower and the Pledgors, whether now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

        "Communications Agreement" means the Communications Agreement dated as of December 11, 2003 between the Borrower and the Administrative Agent, substantially in the form of Exhibit M, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Contact Energy Group" means EME Atlantic Holdings Limited and its Subsidiaries excluding Contact Peaker (NZ) Ltd.

        "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed for purposes of this Agreement to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby; provided, however, that if the maximum amount of the debt, obligation or other liability guaranteed thereby has not been established, the amount of such Contingent Liability shall be the maximum reasonably anticipated amount of the debt, obligation or other liability; provided, further, however, that any agreement to limit the maximum amount of such Person's obligation under such Contingent Liability shall not, of and by itself, be deemed to establish the maximum reasonably anticipated amount of such debt, obligation or other liability.

        "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Representative of the Borrower, substantially in the form of Exhibit B.

        "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Contractual Restrictions" mean Contractual Obligations of the Borrower or any of its Subsidiaries limiting or restricting any of the following activities of the Borrower or any of its Subsidiaries: (a) Restricted Payments, (b) the repayment or prepayment of intercompany notes or other intercompany obligations or reimbursements of management and other intercompany charges, expenses or accruals or other returns on investment, (c) Disposition, (d) Debt Incurrence, (e) Equity Issuance or (f) activities related to the foregoing.

        "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

        "Corresponding Obligations" has the meaning set forth in Section 10.18(a).

        "Cross-Default" has the meaning set forth in Section 8.1.6.

        "CSFB" means Credit Suisse First Boston, acting through its Cayman Islands Branch.

        "Debt Incurrence" means the incurrence by the Borrower or any of its Subsidiaries after the Effective Date of any Indebtedness.

        "Debt Rating" means, with respect to any Person, a rating of such Person's long-term debt which is not secured or supported by a guarantee, letter of credit or other form of credit enhancement. If Moody's or S&P shall have changed its system of classifications after the date hereof, a Debt Rating shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

        "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

        "Del Cielo" means Mission del Cielo, Inc., a Delaware corporation.

        "Disposition" means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any other Person. The verb "Dispose" shall have a correlative meaning.

        Notwithstanding the preceding, the following items shall not be deemed to be Dispositions:

          (a)   any assignment of property for security purposes to the extent not prohibited by this Agreement;

          (b)   any sale, assignment, transfer or other disposition of any property sold or disposed of in the ordinary course of business and on ordinary business terms;

          (c)   any single transaction or series or related transactions that involves assets having a fair market value of less than $15,000,000;

          (d)   the sale or other disposition of cash or Cash Equivalent Investments;

          (e)   the incurrence of Liens permitted pursuant to Section 7.2.2 and the disposition of assets related thereto by the secured party pursuant to a foreclosure;

          (f)    a Restricted Payment that is permitted pursuant to Section 7.2.6 or an Investment that is permitted pursuant to Section 7.2.3;

          (g)   an Equity Issuance or a Permitted Subsidiary Equity Issuance;

          (h)   any sale or lease of obsolete equipment or other assets that are no longer being used by the Borrower or any of its Subsidiaries; and

          (i)    a disposition resulting from the exercise by a governmental authority of its claimed or actual power of eminent domain, in each case without compensation.

        "Distributions" means, with respect to any period (computed without duplication) each of the following to the extent received or available to be received by the Borrower or the Permitted International Subsidiary: (a) any cash interest on intercompany loans to Subsidiaries, (b) cash principal payments on intercompany loans to Subsidiaries extended in prior periods, (c) distributions or dividends constituting a return on capital, (d) distributions, dividends or other payments constituting a return of capital to the extent the same relates to costs and expenses directly or indirectly incurred by the Borrower in the development or construction of electric generation facilities or oil and gas properties that are subsequently financed by Indebtedness secured by such facilities or properties and (e) management fees paid in cash.

        "Doga Group" means MEC Esenyurt BV and its Subsidiaries.

        "Dollar" and the sign "$" mean lawful money of the United States.

        "Domestic Office" means, relative to any Lender, the office of such Lender designated on Schedule 1.1(b) or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto. A Lender may have separate Domestic Offices for purposes of making, maintaining or continuing, as the case may be, Base Rate Loans.

        "Dutch Deed of Pledge of Shares" means the Deed of Pledge on Registered Shares of MEC International B.V. dated December 11, 2003 between the Borrower and the Administrative Agent, substantially in the form of Exhibit J-1, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Dutch Deed of Pledge of Shares by EMPC" means the Deed of Pledge on Registered Shares of MEC International B.V. dated December 11, 2003 between EMPC and the Administrative Agent, substantially in the form of Exhibit J-2, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Dutch Pledge Agreements" means (a) the Dutch Deed of Pledge of Shares, (b) the Dutch Deed of Pledge of Shares by EMPC, (c) the Dutch Supplemental Pledge to the Security Agreement and (d) the Dutch Supplemental Pledge to the EME UK Pledge Agreement.

        "Dutch Supplemental Pledge to the Security Agreement" means the Dutch Supplemental Pledge to the Security Agreement dated December 11, 2003 between the Borrower and the Administrative Agent, substantially in the form of Exhibit K-1, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Dutch Supplemental Pledge to the EME UK Pledge Agreement" means the Dutch Supplemental Pledge to the EME UK Pledge Agreement dated December 11, 2003 between EME UK and the Administrative Agent, substantially in the form of Exhibit K-2, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "EcoEléctrica/Del Cielo Note" means the promissory note dated as of December 15, 1997 issued by EcoEléctrica, L.P. and held by Del Cielo or other intercompany obligations of EcoEléctrica, L.P. to Del Cielo made after July 2, 2001, as the same may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "EcoEléctrica Group" means (i) EcoEléctrica S.a.r.l. and its Subsidiaries and (ii) EcoElectrica Holdings Ltd. and its Subsidiaries.

        "Edison International" means Edison International, a California corporation.

        "Effective Date" means the date this Agreement becomes effective pursuant to Section 5.1.

        "EIX Group" means the combined or consolidated group for federal or state income tax purposes of which Edison International is the common parent.

        "EME" means Edison Mission Energy, a Delaware corporation.

        "EME Homer City" means EME Homer City Generation L.P., a Pennsylvania limited partnership.

        "EME Southwest" means EME Southwest Power Corporation, a Delaware corporation.

        "EME UK" means EME UK International, LLC., a Delaware limited liability company.

        "EME UK Intercompany Notes" means (a) the promissory note dated as of December 27, 2001 evidencing loans from EME UK to BV or other intercompany obligations of BV to EME UK made on or prior to July 2, 2001 and (b) each other promissory note from BV to EME UK evidencing loans from EME UK to BV or other intercompany obligations of BV to EME UK made after the July 2, 2001, as the same may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "EME UK Pledge Agreement" means the Pledge Agreement dated as of December 11, 2003 between EME UK and the Administrative Agent, substantially in the form of Exhibit I, as the same may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "EMFC" means Edison Mission Finance Co., a California corporation.

        "EMMH" means Edison Mission Midwest Holdings Co., a Delaware corporation.

        "EMMH Debt Repayment" has the meaning set forth in Section 7.1.8.

        "EMPC" means Edison Mission Project Co., a Delaware corporation.

        "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to Hazardous Materials and/or to public health and protection of the environment, including the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act, as amended.

        "Equity Issuance" means (a) any issuance or sale by the Borrower or any of its Subsidiaries after the Effective Date of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock (other than any warrants or options issued to directors, officers or employees of the Borrower or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any capital stock of the Borrower issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Subsidiaries or (b) the receipt by any of the Borrower's Subsidiaries after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale described in clause (a) above by any Subsidiary of the Borrower to the Borrower or any direct or indirect Subsidiary of the Borrower or (y) any capital contribution by the Borrower or any direct or indirect Subsidiary of the Borrower to any Subsidiary of the Borrower.

        "Equity Rights" means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

        "Event of Default" has the meaning set forth in Section 8.1.

        "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which it is located (other than a jurisdiction in which it is treated as being located solely by reason of its participation in transactions contemplated by the Loan Documents), (c) in the case of a Non-U.S. Lender, any Tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement, except to the extent that such Non-U.S. Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 4.7(a) and (d) in the case of a Non-U.S. Lender, any Tax that is attributable to such Non-U.S. Lender's failure or inability to comply with Section 4.7(e).

        "Existing EME Certificate of Incorporation" means the Certificate of Incorporation of EME as such articles are in effect on the Effective Date attached as Schedule 8.1.16(a).

        "Existing EME Credit Agreement" means the Credit Agreement dated as of September 13, 2001 among EME, certain commercial lending institutions party thereto from time to time, Citicorp USA, Inc., as Administrative Agent and Citibank, as Issuing Lender, as amended, supplemented, amended and restated or otherwise modified and in effect on the Effective Date.

        "Existing EME Restricted Payments Limitations" means EME will not make a Restricted Payment unless EME is in compliance with (a) the restricted payments provisions of the Existing EME Certificate of Incorporation, and (b) the Interest Coverage Ratio referred to in Section 8.2.8 of the

Existing EME Credit Agreement (without regard to the Lien of the Collateral created pursuant to the Loan Documents), attached as Schedule 8.1.16(b), in each case, as most recently calculated in accordance with the terms thereof as in effect on the Effective Date.

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Fee Letter" means the Fee Letter dated as of November 13, 2003 between the Borrower, EME, the Arrangers and the Initial Lenders, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Financial Reporting Person" means EME, EMMH, EME Homer City and the Borrower.

        "Financing" means, with respect to any Person, either Indebtedness of such Person or Lease Obligations of such Person, or a combination of both.

        "First Hydro Group" means (a) MEC (UK) Limited and its Subsidiaries, excluding Mission Hydro Limited Partnership and its Subsidiaries, (b) First Hydro Holdings Company and its Subsidiaries and (c) MEC Wales B.V., excluding Mission Hydro Limited Partnership and its Subsidiaries.

        "Fiscal Quarter" means any quarter of a Fiscal Year.

        "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2002 Fiscal Year") refers to the Fiscal Year ending on December 31 occurring during such calendar year.

        "Foreign Person" means (a) any Person that is not a United States Person, and (b) any Person that is a United States Person, but for whom no more than a de minimis amount of such Person's total assets consist of assets other than stock or indebtedness of one or more Subsidiaries that are Foreign Persons (within the meaning of clause (a) of this definition).

        "Freely Distributable Amount" means, on any date of determination for any period, an amount (computed on the basis of the amounts reported or reflected on the consolidated U.S. Federal income tax return and all subsequent filings for the Borrower and its Subsidiaries) equal to the sum of (a) amounts which if distributed by the Permitted International Subsidiary during such period would be excluded from U.S. taxation, as previously taxed, under section 959 of the Code, or any successor provision plus (b) amounts which if distributed by the Permitted International Subsidiary during such period would constitute a nontaxable return of capital under section 301(c)(2) of the Code, or any successor provision plus (c) amounts accrued and payable representing any arms length royalty payment, administrative service fee, technical services fee, contractual payment obligation or any arms length contractual fee owed by the Permitted International Subsidiary to a Permitted Domestic Affiliate.

        "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

        "Funding Date Lenders" means each of the Persons that become Lenders on the Funding Date through assignment pursuant to Section 10.11.1.

        "Funds Flow from Operations" means, for any period, the sum of the following (computed without duplication) (a) Distributions received or available to be received by the Borrower and the Permitted International Subsidiary during such period plus (b) positive Net Intercompany Loan Proceeds for such period (or less negative Net Intercompany Loan Proceeds for such period) less (c) Anticipated Repatriation Costs plus (d) interest income received or available to be received by the Borrower and Permitted International Subsidiary during such period less (e) Operating Expenses and Permitted International Subsidiary Expenses during such period.

        "Funds Flow Undertaking" has the meaning set forth in Section 2.2.

        "GAAP" has the meaning set forth in Section 1.4.

        "Governmental Approval" has the meaning set forth in Section 6.3.

        "Guarantees" means the Primary Guarantees, the Secondary Guarantees and the Shareholder Guarantee.

        "Guarantor Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with a Primary Guarantor, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

        "Guarantor Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which a Primary Guarantor or any corporation, trade or business that is, along with such Primary Guarantor, a member of a Controlled Group, has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        "Guarantors" means the Primary Guarantors, the Secondary Guarantors and the Shareholder Guarantor.

        "Hazardous Material" means:

          (a)   any "hazardous substance", as defined by any Environmental Law;

          (b)   any "hazardous waste", as defined by any Environmental Law;

          (c)   any petroleum product; or

          (d)   any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any Environmental Law.

        "herein", "hereof", "hereto", "hereunder" and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

        "Homer City Group" means Edison Mission Holdings Co. and each of its Subsidiaries.

        "Homer City Security Agreement" means the Security Agreement dated as of December 11, 2003 between EMFC and the Administrative Agent, substantially in the form of Exhibit H, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "including" means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties thereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

        "Incremental Indebtedness" means, with respect to any Person with respect to any issuance or incurrence of Subject Indebtedness of such Person without duplication:

          (a)   the excess (if any) of (i) Subject Indebtedness issued or incurred to Refinance a Financing of such Person (or, in the case of EME, any Subsidiary of EME (other than BV or any of its Subsidiaries)) (whether or not such Subject Indebtedness constitutes Permitted Refinancing Indebtedness or "Permitted Refinancing Indebtedness" as defined under any Primary Guarantee) over (ii) the sum of (A) the amount of the Financing of such Person (or, in the case of EME, any Subsidiary of EME (other than BV or any of its Subsidiaries)) that is Refinanced by the Subject Indebtedness of such Person referred to in clause (i) plus (B) all accrued interest on the Financing that is Refinanced and the amount of all expenses and premiums in connection therewith and

          (b)   the excess (if any) of (i) other Subject Indebtedness of such Person over (ii) the sum of (A) the portion of the proceeds of the Subject Indebtedness referred to in clause (i) applied to Refinance the Indebtedness of any other Person plus (B) the amount of all expenses and premiums in connection therewith.

        "Indebtedness" of any Person means, without duplication:

          (a)   all indebtedness for borrowed money;

          (b)   all obligations issued, undertaken or assumed as the deferred purchase price of property or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof or is evidenced by a note or other instrument, except trade accounts arising in the ordinary course of business;

          (c)   all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or Cash Equivalent Investments), bankers' acceptances and similar instruments (in each case, whether or not matured);

          (d)   all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

          (e)   all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);

          (f)    all Capitalized Lease Liabilities;

          (g)   all net obligations with respect to sales of foreign exchange options;

          (h)   all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and

          (i)    all Contingent Liabilities.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

        "Indemnified Parties" has the meaning set forth in Section 10.4(a).

        "Indemnified Liabilities" has the meaning set forth in Section 10.4(a).

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Initial Lenders" has the meaning set forth in the preamble.

        "Interest Coverage Ratio" means, for any period, the ratio of (a) Funds Flow from Operations during such period to (b) Interest Expense for such period, provided, that, for the purposes of calculating the Interest Coverage Ratio, for any prior period in which the Loans were not outstanding, the Loans shall be assumed to be outstanding for such period bearing interest at the average LIBO Rate for such period (as determined pursuant to clause (ii) of such definition) plus the LIBO Applicable Margin on the Effective Date.

        "Interest Expense" means the accrued interest expense of all of the Borrower's senior recourse indebtedness, but shall exclude any intercompany obligation on which interest or the equivalent is received by the Borrower.

        "Interest Period" means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.2 or 2.3 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to Section 2.2 or 2.3; provided, however, that (i) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless, if such Interest Period applies to LIBO Rate Loans, such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day) and (ii) no Interest Period may end later than the date of the "Maturity Date".

        "Investment" means, relative to any Person:

          (a)   any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

          (b)   any Contingent Liability of such Person; and

          (c)   any ownership or similar interest held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

        "ISAB" means (i) MEC Priolo B.V. and its Subsidiaries and (ii) ISAB Energy S.r.l.

        "Joint Enterprise" means a general partnership, limited partnership, joint venture or similar entity in which the Borrower or a Subsidiary is a partner, joint venturer or equity participant. The term "Joint Enterprise" shall exclude, to the extent included, partnerships or other business entities included in the definition of "Subsidiary".

        "JPMC" means JPMorgan Chase Bank.

        "JPMS" means J.P. Morgan Securities Inc.

        "Judgment Default" has the meaning set forth in Section 8.1.7.

        "Lease Obligations" means rent, supplemental rent, termination value, or a similar monetary obligation under, or pursuant to, a lease or related documents in connection with a leveraged lease transaction (including Contingent Liabilities related thereto).

        "Lehman" means Lehman Brothers Inc.

        "Lender Assignment Agreement" means a Lender Assignment Agreement, substantially in the form of Exhibit C.

        "Lenders" means the Initial Lenders, the Funding Date Lenders and each other Person that acquires the rights and obligations of a Lender hereunder pursuant to Section 10.11.1.

        "LIBO Applicable Margin" is initially 5.0% per annum, as may be adjusted by Section 3.2.2 from time to time.

        "LIBO Rate" means, for each day during each Interest Period for each LIBO Rate Loan, the greater of (a) 2.0% per annum or (b) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Telerate Service Page 3750 as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Telerate Service Page 3750, the "LIBO Rate" (for purposes of this clause (a)) shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding any other provision hereof, at such time as there shall exist for any Lender a LIBOR Reserve Percentage which is greater than zero, the LIBO Rate used in the determination of LIBO Rate Loans made by such Lender shall be the LIBO Rate (Reserve Adjusted).

        "LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan at a fixed rate of interest per annum determined by reference to the LIBO Rate plus the LIBO Applicable Margin from time to time in effect.

        "LIBO Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest whole multiple of l/100 of 1%) determined pursuant to the following formula:

LIBO Rate (Reserve Adjusted)	=	LIBO Rate 1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect on, and the applicable rates furnished to and received by the Administrative Agent, two Business Days before the first day of such Interest Period.

        "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such on Schedule 1.1(b) or designated in the Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent pursuant to Section 4.4, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

        "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

        "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

        "Liquidity Requirement" means maintenance by the Borrower and BV of cash and Cash Equivalent Investments in an aggregate amount, at the times and otherwise in a manner that would not result in the occurrence of a Default specified in Section 8.1.14.

        "Loan" has the meaning set forth in Section 2.1.

        "Loan Documents" means (a) this Agreement, (b) the Guarantees, (c) the Security Documents, (d) the documentation set forth in Section 5.1.8, (e) the Communications Agreement, (f) the Fee Letter and (g) the other agreements, documents and instruments delivered in connection with this Agreement, including the Funds Flow Undertaking and each Continuation/ Conversion Notice.

        "Loy Yang B Group" means (a) Loy Yang Holdings Pty. Ltd. and its Subsidiaries, excluding EMOM Kwinana Pty. Ltd., (b) Traralgon Power Pty. Ltd., (c) Latrobe Power Pty. Ltd., (d) Mission Victoria Partnership, (e) Latrobe Power Partnership and (f) Gippsland Power Pty. Ltd., (g) Mission Energy Development Australia Pty. Ltd. and (h) EME Victoria Generation Limited.

        "Mandatory Prepayment Date" has the meaning set forth in Section 3.1.2.

        "Material Adverse Effect" means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or operations of (i) each of the Primary Guarantors and its Subsidiaries, taken as a whole since the Effective Date or (ii) the Borrower and its Subsidiaries, taken as a whole since the Effective Date, (b) the ability of the Borrower to perform its obligations under any of the Loan Documents to which it is a party or (c) the aggregate value of the Collateral or the validity, enforceability or priority of the security interests granted in favor of the Lenders pursuant to the Security Documents granting a security interest in the Collateral.

        "Maturity Date" means December 11, 2006.

        "MEHC" means Mission Energy Holding Company, a Delaware corporation.

        "MGE" means Midwest Generation EME, LLC, a Delaware limited liability company.

        "MGE Guarantee" means the Guarantee dated as of December 11, 2003 by MGE in favor of the Administrative Agent, substantially in the form of Exhibit D-2, as the same may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Midwest Generation Group" means MGE and its Subsidiaries.

        "Mission Energy Wales" means Mission Energy Wales Company, a California corporation.

        "Mission Hydro Partnership" means Mission Hydro Limited Partnership, a U.K. partnership.

        "Moody's" means Moody's Investors Service, a division of Dun & Bradstreet Corporation, and its successors and assigns.

        "MWG" means Midwest Generation LLC, a Delaware limited liability company.

        "Net After-Tax Cash Proceeds" means, (a) with respect to any Debt Incurrence or Equity Issuance by any Person, the cash proceeds (or proceeds consisting of Cash Equivalent Investments) of such Debt Incurrence or Equity Issuance reduced by (i) the amount of any Taxes incurred by such Person by reason of such Debt Incurrence or Equity Issuance, and, in the case of any Subsidiary of the Borrower, after reduction by the amount of any Taxes incurred by such Subsidiary by reason of the transfer of such proceeds directly or indirectly to the Borrower or the receipt of such proceeds and (ii) reasonable fees, costs and expenses directly or indirectly incurred by such Person in connection with such Debt Incurrence or Equity Issuance and (b) with respect to any Disposition by any Person, the cash proceeds (or proceeds consisting of Cash Equivalent Investments) received by such Person in connection with such Disposition reduced by (i) the amount of any legal, title and recording tax expenses, commissions and other fees, costs and expenses directly or indirectly incurred by such Person in connection with such Disposition, (ii) the amount of any Taxes incurred by such Person by reason of such Disposition and, in the case of any Subsidiary of the Borrower, after reduction by the amount of any Taxes incurred by such Subsidiary by reason of the transfer of such proceeds directly or indirectly to the Borrower or the receipt of such proceeds and (iii) repayments of Indebtedness to the extent that (A) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and (B) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the Disposition of such property.

        "Net Intercompany Loan Proceeds" means, for any period, (a) cash proceeds of intercompany loans received or available to be received by the Permitted International Subsidiary during such period minus (b) the amount of principal payments on intercompany loans paid or available to be paid or due and payable by the Permitted International Subsidiary during such period as a result of demand for payment by the payee or the maturity of any such intercompany loan (upon the occurrence of the stated maturity, acceleration of the maturity or otherwise).

        "Non-Recourse Debt" means Indebtedness which the Borrower is not directly or indirectly obligated to repay.

        "Non-Recourse Persons" means Edison Mission Group, Edison International, MEHC, EME (after the Effective Date) and Southern California Edison Company and their respective Affiliates (other than the Borrower, any Guarantor or any Pledgor), and the officers, directors, employees, shareholders, agents, Authorized Representatives and other controlling persons of such Persons and of the Borrower, EME, each Guarantor and each Pledgor or any of their respective Affiliates, provided that in no event shall the Borrower, any Guarantor or any Pledgor be deemed to be a Non-Recourse Person.

        "Non-U.S. Lender" has the meaning set forth in Section 4.7(e).

        "Obligations" means with respect to any Indebtedness of any Person (collectively, without duplication): (i) all debt, financial liabilities and obligations of such Person of whatsoever nature and howsoever evidenced (including, but not limited to, principal, interest, fees, reimbursement obligations, cash cover obligations, penalties, indemnities and legal and other expenses, whether due after acceleration or otherwise) to the providers or holders of such Indebtedness or to any agent, trustee or other representative of such providers or holders of such Indebtedness under or pursuant to each agreement, document or instrument evidencing, securing, guaranteeing or relating to such

Indebtedness, financial liabilities or obligations relating to such Indebtedness (including, without limitation, Loan Documents applicable to such Indebtedness (if any)), in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreement, document or instrument; (ii) any and all sums advanced by the Administrative Agent or any other Person in order to preserve the Collateral or any other collateral securing such Indebtedness or to preserve the Liens and security interests in the Collateral or any other collateral, securing such Indebtedness; and (iii) the costs and expenses of collection and enforcement of the obligations referred to in clauses (i) and (ii) (including, without limitation, (A) the costs and expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any Collateral or any other collateral, (B) the costs and expenses of any exercise by the Administrative Agent or any other Person of its rights under the Security Documents or any other security documents and (C) reasonable attorneys' fees and court costs).

        "Operating Expenses" means, for any period, all amounts accrued or available to be accrued by the Borrower in the conduct of its business during such period, including utilities, general and administrative expenses, employee salaries, wages and other employment-related costs, fees for letters of credit, surety bonds and performance bonds. Operating Expenses do not include federal and state taxes, depreciation or amortization, and other non-cash charges.

        "Operating Subsidiary" means any Subsidiary whose activities include significant commercial activities, other than holding the equity or debt of another Person.

        "Organic Document" means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability agreement, and, with respect to a private limited liability company ("besloten vennootschap"), its deed of incorporation, its articles of association, all shareholders agreements, if any, and the shareholders register in each case, as from time to time amended, supplemented, amended and restated, or otherwise modified and in effect from time to time.

        "Other Partner" has the meaning set forth in Section 7.5.

        "Other Taxes" means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

        "Paiton Group" means (i) P.T. Paiton Energy, (ii) MEC Indonesia BV and (iii) EME Asia Pte Ltd. and its Subsidiaries.

        "Parallel Debt" has the meaning set forth in Section 10.18(a).

        "Participant" has the meaning set forth in Section 10.11.2.

        "Partnership" means a general partnership, limited partnership, joint venture or similar entity in which the Borrower or any Subsidiary of the Borrower is a partner, joint venturer or equity participant. The term "Partnership" shall exclude, to the extent included, partnerships or other business entities included in the definition of "Subsidiary".

        "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        "Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        "Percentage" means, on any date of determination with respect to the Loans of any Lender (a) the amount of such Lender's Loans over (b) the amount of all outstanding Loans of all Lenders on such date of determination.

        "Permitted BV Purchase and Sale Agreement" means a binding purchase and sale agreement for purchase of BV or the assets of BV (subject to customary conditions precedent) that provides for the payment in full of the Loans and all other Obligations under the Loan Documents prior to the Maturity Date.

        "Permitted Contractual Restrictions" means (a) Contractual Restrictions in effect on the Effective Date (including Contractual Restrictions contained in charter documents of any Person on the Effective Date) and (b) Contractual Restrictions in effect after the Effective Date arising out of Permitted Refinancing Indebtedness incurred by the Borrower and its Subsidiaries (so long as such Contractual Restrictions relate solely to the Borrower and its Subsidiaries (or any of the Borrower or its Subsidiaries that are guarantors, pledgors or other collateral providers in connection such Permitted Refinancing Indebtedness and their respective Subsidiaries)). Permitted Contractual Restrictions shall exclude, to the extent included, Contractual Restrictions arising under Contractual Obligations whether now or hereafter in effect between the Borrower and its Affiliates or between Affiliates of the Borrower.

        "Permitted Domestic Affiliate" means EME Southwest and EME UK.

        "Permitted International Subsidiary" means BV.

        "Permitted International Subsidiary Expenses" means, for any period, all amounts accrued or available to be accrued by the Permitted International Subsidiary in the conduct of its business during such period, including utilities, general and administrative expenses, employee salaries, wages and other employment-related costs, fees for letters of credit, surety bonds and performance bonds.

        "Permitted Refinancing Indebtedness" means, with respect to any Person, any refinancing of a Financing of such Person issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, "refinance") other Financings of such Person; provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount (or accreted value, if applicable) of the Financing being refinanced (plus all accrued interest thereon and the amount of all expenses and premiums in connection therewith), (b) the maturity date of the Permitted Refinancing Indebtedness is no earlier than the maturity date of the Financing being refinanced and such Permitted Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Financing being refinanced, (c) subject to clause (d) below, any Contractual Restrictions incurred in connection with such Permitted Refinancing Indebtedness are (as determined in good faith by the Borrower's Board of Directors, the determination of which shall be evidenced by a resolution of such Board of Directors) no more restrictive on such Person or its Subsidiaries or Affiliates than the Financing being refinanced taken as a whole and (d) with respect to any refinancings within 12 months of the maturity date of such Financing, such Permitted Refinancing Indebtedness may contain Contractual Restrictions that are in the written opinion of the Borrower's chief executive officer or chief financial officer required by the lenders in order to obtain such refinancings, are customary for such refinancings and apply only to the assets of or revenues of the Person which is the subject of the refinancing.

        "Permitted Subsidiary Equity Issuances" means an Equity Issuance by a Subsidiary of BV to BV or a wholly-owned Subsidiary of BV directly arising out of or in connection with investments by the

Borrower or BV in Subsidiaries; provided, that (i) no Material Adverse Effect would reasonably be expected to occur or (ii) no dilution would reasonably be expected to occur in the amounts available for distributions distributed pursuant to Section 7.1.9 as a result of such Equity Issuance.

        "Permitted Subsidiary Intercompany Indebtedness" means intercompany indebtedness between or among the Borrower, BV or Subsidiaries of BV or between Subsidiaries of BV directly arising out of or in connection with (a) Restricted Payments intended ultimately to be received by BV or the Borrower, (b) Indebtedness permitted by Section 7.2.1(c) for working capital purposes only, (c) Indebtedness permitted by Section 7.2.1(d), (d) Indebtedness permitted by Section 7.2.1(e)(i), (iii) and (iv), (e) Indebtedness permitted by Section 7.2.1(e)(v), but only to the extent of proceeds received from the Borrower, BV or a Subsidiary of BV and (f) Investments by the Borrower or BV in Subsidiaries; provided, that (i) no Material Adverse Effect would reasonably be expected to occur or (ii) no dilution would reasonably be expected to occur in the amounts available for distributions distributed pursuant to Section 7.1.9 as a result of the incurrence of such intercompany indebtedness.

        "Person" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

        "Pledgor" means each of EME UK, EMFC and EMPC.

        "Primary Defaulting Parties" means the Borrower, EME, each Contact Energy Group company, each Loy Yang B Group company, each Midwest Generation Group company and each Homer City Group company.

        "Primary Guarantees" means (a) the Guarantee dated as of December 11, 2003 by EMFC in favor of the Administrative Agent, substantially in the form of Exhibit D-1, (b) the MGE Guarantee, (c) the Guarantee dated as of December 11, 2003 by Del Cielo in favor of the Administrative Agent, substantially in the form of Exhibit D-3, (d) the Guarantee dated as of December 11, 2003 by Silverado Energy Company in favor of the Administrative Agent, substantially in the form of Exhibit D-4, (e) the Guarantee dated as of December 11, 2003 by Anacapa Energy Company in favor of the Administrative Agent, substantially in the form of Exhibit D-5, (f) the Guarantee dated as of December 11, 2003 by Viejo Energy Company in favor of the Administrative Agent, substantially in the form of Exhibit D-6 and (g) the Guarantee dated as of December 11, 2003 by Del Mar Energy Company in favor of the Administrative Agent, substantially in the form of Exhibit D-7, as the same may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Primary Guarantor" means each of EMFC, MGE, Del Cielo and each of the Westside Entities in its capacity as a guarantor under a Primary Guarantee.

        "Quarterly Payment Date" means the last day of each March, June, September and December or, if any such day is not a Business Day, the next succeeding Business Day.

        "Reduction" has the meaning set forth in Section 3.2.2.

        "Refinance" means with respect to any Financing, the exchange, extensions, refinancing, renewal, replacement, defeasance or refund of such Financing for, or with the proceeds of, other Indebtedness.

        "Register" has the meaning set forth in Section 10.11.1(b).

        "Required Lenders" means, at any time, Lenders holding at least 50.01% of the then aggregate outstanding principal amount of the Loans.

        "Requirement of Law" means, as to any Person, the Organic Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other authority, in each case, applicable to or binding upon such Person or any of its Property or to which such Person or any of its property is subject.

        "Restricted Payment" means any dividend (other than a dividend of the Borrower payable solely in common stock of the Borrower) on, or any payment on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of or other ownership interest or any warrants or options to purchase any such stock or ownership interest, whether now or hereafter outstanding, or making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Person making such dividend or payment.

        "S&P" means Standard & Poor's Ratings Services and its successors and assigns.

        "Secondary Defaulting Parties" means MEHC, each Sunrise Group company and each Westside Group company.

        "Secondary Guarantees" means (a) the Guarantee dated as of December 11, 2003 by Mission Energy New York, Inc. in favor of the Administrative Agent, substantially in the form of Exhibit E-1 hereto, (b) the Guarantee dated as of December 11, 2003 by San Juan Energy Company in favor of the Administrative Agent, substantially in the form of Exhibit E-2 hereto and (c) the Guarantee dated as of December 11, 2003 by Edison Mission Energy Fuel in favor of the Administrative Agent, substantially in the form of Exhibit E-3 hereto, as the same may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Secondary Guarantor" means each of Mission Energy New York, Inc., San Juan Energy Company and Edison Mission Energy Fuel in its capacity as a guarantor under a Secondary Guarantee.

        "Security Agreements" means (a) the Borrower Security Agreement, (b) the Homer City Security Agreement and (c) the Dutch Supplement Pledge to the Security Agreement, as the same may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Security Documents" means the EME UK Pledge Agreement, the Dutch Pledge Agreements and the Security Agreements, as the same may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Shareholder Guarantee" means the Guarantee dated as of December 11, 2003 by the Shareholder Guarantor in favor of the Administrative Agent, substantially in the form of Exhibit F, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "Shareholder Guarantor" means EMPC as guarantor under the Shareholder Guarantee.

        "Significant BV Projects" means each First Hydro Group Company, each Paiton Group Company, each Doga Group Company and ISAB.

        "Significant Parties" means each Primary Defaulting Party, each Significant BV Project, each Secondary Defaulting Party and each EcoEléctrica Group company.

        "Solvent" means, with respect to any Person, on any date of determination:

          (a)   the fair market value of its assets is in excess of the total amount of its liabilities (including net contingent liabilities);

          (b)   it is then able and expects to be able to pay its debts as they mature; and

          (c)   it has capital sufficient to carry on its business as conducted and as proposed to be conducted. For purposes of the foregoing, (i) the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability and (ii) in the case of any Guarantor, Sections 2.08 and 2.09 of the relevant Guarantee may be taken into account (assuming, in the case of Section 2.08, that the action or proceeding referred to therein had commenced).

        "Subject Indebtedness" means, with respect to any Person, Indebtedness of the type referred to in clauses (a), (d), (e) or (f) of the definition of "Indebtedness". Subject Indebtedness shall exclude, to the extent included and without duplication, the following Indebtedness of any Person: (a) Indebtedness, the proceeds of which are intended to be used or retained by such Person in connection with the ordinary course business activities of such Person (including Indebtedness incurred for necessary capital expenditures, hedging activities in connection with the operations of such Person and working capital needs of such Person but excluding Indebtedness incurred for financing Restricted Payments or repayment of intercompany loans or obligations (except to the extent necessary to effect a Refinancing for a Financing)); (b) in the case of EME, a working capital facility in an aggregate principal amount not exceeding $100,000,000; (c) in the case of MGE, a cash collateralized letter of credit facility in an aggregate principal amount not exceeding $100,000,000; (d) in the case of EMMH or MWG, a working capital facility in an aggregate amount not to exceed $100,000,000 (in addition to the Tranche C Commitment Amount (as defined in the Holdings Credit Agreement) under the Holdings Credit Agreement or any Permitted Refinancing Indebtedness (as defined in the MGE Guarantee) Refinancing any Tranche C Loans (as defined in the Holdings Credit Agreement)); (e) in the case of any Financed Enterprise (as defined in each Primary Guarantee relating to such Financed Enterprise), the Indebtedness that is permitted to be issued by such Person under Correlative Financing Provisions (as defined in the Primary Guarantee relating to such Person and (f) Permitted

Intercompany Indebtedness (as defined in the Primary Guarantee relating to such Financed Enterprise).

        "Subsidiary" means, with respect to any Person: (a) any corporation, association or other business entity of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the directors, managers or trustees of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Subsidiary Disposition Proceeds" means 100% of the Net After-Tax Cash Proceeds received by a Subsidiary of the Borrower from a Disposition of its assets (or such Subsidiary's share of proceeds from the Disposition of an asset of a Joint Enterprise in which such Subsidiary has an interest).

        "Subsidiary Incremental Equity Proceeds" means 100% of the Net After-Tax Cash Proceeds received from an Equity Issuance by a Subsidiary of the Borrower to any Person (other than a Permitted Subsidiary Equity Issuance).

        "Subsidiary Incremental Indebtedness Proceeds" means the excess (if any) computed without duplication of (a) 100% of the Net After-Tax Cash Proceeds received by a Subsidiary of the Borrower from the issuance or incurrence of Indebtedness to any Person (other than the proceeds of (i) Permitted Subsidiary Intercompany Indebtedness; (ii) Indebtedness permitted by Section 7.2.1(c) for working capital purposes only, (iii) Indebtedness permitted by Section 7.2.1(d) and (iv) Indebtedness permitted by Section 7.2.1(e)(v)) over (b) the portion of such proceeds constituting Permitted Refinancing Indebtedness.

        "Sunrise Group" means Del Cielo, Mission del Sol, LLC and Sunrise Power Company, LLC.

        "Supplemental Financial Reporting Persons" means MGE, EMFC, Del Cielo and each of the Westside Entities.

        "Tax" or "Taxes" means, with respect to any Person, any present or future taxes (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever), levies, imposts, duties, fees or charges imposed by any government or any governmental agency or instrumentality or any international or multinational agency or commission, including any interest, penalty, or addition thereto, whether disputed or not for which such Person may be liable (including any such Tax related to any other Person for which such Person is liable, by contract, as transferee or successor, by law or otherwise).

        "Tax Return" means all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

        "Term Loan Associated Expenses" has the meaning set forth in Section 7.1.8.

        "Term Loan Commitment" means, relative to any Lender, the obligation of such Lender to make a Loan to the Borrower on the Borrowing Date in a principal amount not to exceed the amount set forth under "Term Loan Commitment" opposite such Lender's name on Schedule 1.1(a), as the same may be reduced in accordance with Section 2.1.

        "Term Loan Commitment Amount" means $800,000,000, as the same may be reduced in accordance with Section 2.1 or the Funds Flow Undertaking.

        "TSA" means the Tax Allocation Agreement dated as of July 2, 2001 between EME and MEHC, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

        "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

        "Uniform Commercial Code" or "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

        "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

        "United States Person" has the meaning given to such term in Section 7701(a) (30) of the Code.

        "U.S. Partner" has the meaning set forth in Section 7.5.

        "Welfare Plan" means a "welfare plan", as such term is defined in Section 3(1) of ERISA.

        "Westside Entities" means Silverado Energy Company, Anacapa Energy Company, Viejo Energy Company and Del Mar Energy Company.

        "Westside Group" means (a) Silverado Energy Company, Anacapa Energy Company, Viejo Energy Company and Del Mar Energy Company and (b) Coalinga Cogeneration Company, Sargent Canyon Cogeneration Company, Salinas River Cogeneration Company and Mid-Set Cogeneration Company.

        SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in (a) the Funds Flow Undertaking and (b) each Continuation/Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with any Loan Document.

        SECTION 1.3 Cross-References. Unless otherwise specified, references in this Agreement to any Article, Section, Annex, Exhibit or Schedule are references to such Article, Section, Annex, Exhibit or Schedule of or to this Agreement, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

        SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in any Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles in effect from time to time in the United States ("GAAP") applied in the preparation of the financial statements referred to in Section 6.5, except that quarterly financial statements are not required to contain footnotes.

ARTICLE II

COMMITMENTS AND BORROWING PROCEDURES

        SECTION 2.1 Commitments and Borrowing.    On the Borrowing Date on the terms and subject to the conditions of this Agreement, each Lender severally agrees to make a loan (each, a "Loan") in Dollars by way of a single disbursement to the Borrower in an aggregate principal amount up to such Lender's Term Loan Commitment as provided in this Section 2.1. The Loans may be LIBO Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.3. The portion of any Lender's Term Loan Commitment not borrowed on the Borrowing Date as part of the Borrowing in accordance with the Borrowing Notice shall be immediately terminated. The Loans shall not be revolving in nature and amounts prepaid or repaid in respect of Loans may not be reborrowed.

        SECTION 2.2 Borrowing Procedure. By delivering a duly executed agreement substantially in the form of Exhibit A (the "Funds Flow Undertaking") to the Administrative Agent on or before 12:00 Noon, New York City time, on a Business Day, the Borrower (i) may irrevocably request, (x) on not less than three Business Days' notice, in the case of an LIBO Rate Loan and (y) on the same Business Day, in the case of a Base Rate Loan, that the Loans be made on the Borrowing Date, on the terms and subject to the conditions of this Agreement, in an amount equal to the entire amount of the Term Loan Commitment Amount (or such lesser amount as specified in the Funds Flow Undertaking) in a single type and (ii) shall specify in the Funds Flow Undertaking, in the case of each portion of the Borrowing that is a LIBO Rate Loan, the initial Interest Period for each such LIBO Rate Loan. On or before 2:00 p.m., New York City time, on the Borrowing Date, each Lender shall deposit with the Administrative Agent immediately available funds in the amount of the Loans set forth across such Lender's name on Schedule 1.1(a). Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the Closing Date Bank Account the Borrower shall have specified in the Funds Flow Undertaking. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

        SECTION 2.3 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 12:00 Noon, New York City time on a Business Day, the Borrower may from time to time irrevocably elect that all, or any portion in an aggregate minimum amount of $10,000,000 and an integral multiple of $1,000,000 in excess thereof, of any Loans be (i) on not less than three Business Days' notice, converted into, or continued as, LIBO Rate Loans, or (ii) on the same Business Day, be converted into, or continued as Base Rate Loans. In the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan, such LIBO Rate Loan shall automatically be continued as a LIBO Rate Loan with an Interest Period of the same duration as the then expiring Interest Period; provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, (y) a LIBO Rate Loan may not be converted at any time other than the last day of the Interest Period applicable thereto and (z) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default or Event of Default has occurred and is continuing. Upon the occurrence and during the continuance of any Event of Default under Section 8.1, each LIBO Rate Loan shall convert automatically to a Base Rate Loan at the end of the Interest Period then in effect for such LIBO Rate Loan.

        SECTION 2.4 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3, 4.4, or 4.5, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing deposits in its LIBOR Office's interbank eurodollar markets. Notwithstanding the foregoing, such foreign branch or Affiliate shall satisfy the requirements of Section 4.7(e).

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

        SECTION 3.1 Repayments and Prepayments. The Loans shall mature, and the Borrower unconditionally promises to pay in full the unpaid principal amount and all amounts outstanding and unpaid in respect of the Loans to the Administrative Agent for the account of each Lender on the Maturity Date.

        SECTION 3.1.1 Optional Prepayments. At any time, and from time to time, the Borrower may, on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided, however, that:

          (a)   any such prepayment shall be applied pro rata among the Lenders in accordance with the respective unpaid principal amounts of the Loans held by them;

          (b)   any such prepayment made shall be applied pro rata among Loans of the same type and, if applicable, having the same Interest Period;

          (c)   any such prepayment of any LIBO Rate Loan made on any day other than the last day of the Interest Period for such Loan shall be subject to the provisions of Section 4.5;

          (d)   any such prepayment of LIBO Rate Loans shall require at least two Business Days' prior written notice to the Administrative Agent and any such prepayment of Base Rate Loans may be made on same day's written notice to the Administrative Agent; and

          (e)   any such partial prepayment of Loans shall be in an aggregate minimum amount of $10,000,000 and an integral multiple of $1,000,000 in excess thereof.

        SECTION 3.1.2 Mandatory Prepayments.

          (a)   The Borrower shall make a prepayment of the Loans, on the relevant Mandatory Prepayment Date, as set forth below in an amount equal to:

          (i)    100% of the amount of (A) Subsidiary Disposition Proceeds, (B) Subsidiary Incremental Indebtedness Proceeds and (C) Subsidiary Incremental Equity Proceeds received by the Borrower as a result of the related BV Holdings Corporate Action (in each case plus an amount equal to the Applicable Distribution Taxes);

          (ii)   100% of the amount of BV Holdings Disposition Proceeds;

          (iii)  100% of the Net After-Tax Cash Proceeds received by the Borrower for the Equity Issuance by the Borrower to any Person permitted hereunder;

          (iv)  100% of the Net After-Tax Cash Proceeds received by the Borrower for the Debt Incurrence by the Borrower to any Person permitted hereunder;

          (v)   100% of an amount equal to the Net After-Tax Cash Proceeds (A) in excess of $200,000,000 in the aggregate received by or Available to be received by EME from any Disposition of assets of EME or any of its Subsidiaries (or such Subsidiary's share of proceeds from the Disposition of an asset of a Joint Enterprise in which such Subsidiary has an interest) (other than assets held by (1) the Borrower or any of its Subsidiaries (or related assets thereof), (2) any Primary Guarantor or any of its Subsidiaries (or related assets thereof) or (3) any Secondary Guarantor or any of its Subsidiaries (or related assets thereof), the Secondary Guarantee of which was released during the occurrence and continuation of a Default (other than an Affirmative Covenant Default)), (B) received by or Available to be received by EME from any Disposition of (1) any Primary Guarantor or any of its Subsidiaries (or related assets thereof) or (2) any Secondary Guarantor or any of its Subsidiaries (or related assets thereof), the Secondary

  Guarantee of which was released during the occurrence and continuation of a Default (other than an Affirmative Covenant Default) and (C) except as provided in Section 7.5, received by Mission Energy Wales from any Disposition of Mission Hydro Partnership or its Subsidiaries (or related assets thereof);

          (vi)  100% of an amount equal to the Net After-Tax Cash Proceeds of any Disposition of the EcoEléctrica/Del Cielo Note received by EME or any of its Subsidiaries;

          (vii) 100% of an amount equal to the amount received by the Shareholder Guarantor directly or indirectly in respect of a Disposition with respect to which the Borrower receives Subsidiary Disposition Proceeds;

          (viii) 100% of an amount equal to the Net After-Tax Cash Proceeds received by or Available to be received by EME from (A) the issuance or incurrence of Incremental Indebtedness by EME or (B) the issuance or incurrence of Incremental Indebtedness by any of EME's Subsidiaries (other than BV or any of its Subsidiaries); and

          (ix)  100% of an amount equal to the Net After-Tax Cash Proceeds received by or Available to be received by EME for equity issuances by EME or any of its Subsidiaries (other than BV or any of its Subsidiaries) to any Person (in the case of any such Subsidiary, other than EME or a wholly-owned Subsidiary of EME);

provided, that the foregoing shall not apply to Subsidiary Disposition Proceeds and BV Holdings Disposition Proceeds received by the Borrower which after taking into account the amount of Applicable Distribution Taxes and the amount of Subsidiary Disposition Proceeds not distributed to the Borrower as contemplated below would equal up to $50,000,000 in the aggregate. Mandatory prepayments pursuant to clauses (i) through (iv) above shall be made on or prior to the date two Business Days after receipt by the Borrower of the amount to be prepaid and mandatory prepayments pursuant to clause (v) through (ix) above shall be made on or prior to the date three Business Days after occurrence of the related mandatory prepayment event (any such day, a "Mandatory Prepayment Date"). For the purposes of clauses (a)(i)(B), (a)(iv) and (a)(viii) of this Section 3.1.2, an exchange offer by any Person pursuant to which Indebtedness of such Person will be exchanged for Indebtedness of another Person shall be deemed to result in cash proceeds equal to the principal amount of such exchange.

          (b)   The Borrower shall make a prepayment of the full amount of the outstanding Loans at any time (i) the Borrower does not directly own 99.99% of all of the ownership interests in BV or (ii) EME does not directly own 100% of all of the ownership interests in the Borrower.

          (c)   Prepayments of Loans under this Section 3.1.2 shall be applied pro rata among the Lenders in accordance with the respective unpaid principal amounts of the Loans held by them provided, that:

          (i)    any such prepayment made shall be applied first pro rata among Base Rate Loans; and

          (ii)   any such prepayment made shall be applied second pro rata among LIBO Rate Loans and, if applicable, having the same Interest Period.

        SECTION 3.1.3 Acceleration; Penalty.

          (a)   The Borrower shall immediately upon any acceleration of any Loans pursuant to Section 8.2 or Section 8.3, repay all Loans, unless, pursuant to Section 8.3, only a portion of all Loans is so accelerated (in which event the Borrower shall repay the portion of the Loans so accelerated).

          (b)   Each prepayment of Loans made pursuant to Section 3.1 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid, but shall be without premium or penalty, except as may be required by Section 4.5. Prepayment of principal of any Loan pursuant to Section 3.1 shall cause a permanent reduction in such Loan prepaid.

        SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

        SECTION 3.2.1 Rates.

          (a)   Pursuant to an appropriately delivered Funds Flow Undertaking or Continuation/Conversion Notice, the Borrower may elect that the Loans or a portion of the Loans pursuant to Section 2.3 accrue interest at a rate per annum:

          (i)    on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Base Rate Applicable Margin from time to time in effect; and

          (ii)   on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate for such Interest Period plus the LIBO Applicable Margin from time to time in effect.

          (b)   All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

        SECTION 3.2.2 Second Anniversary Principal Reduction. If the outstanding principal amount of the Loans has not been reduced by at least $250,000,000 (the "Reduction") in accordance with Section 3.1.1 and 3.1.2, each Applicable Margin shall be increased by 0.5% per annum on the second anniversary of the Effective Date and further increased by 0.5% per annum on every three month anniversary thereafter until such date that the Reduction is achieved; provided, that, each Applicable Margin shall be reduced by an amount equal to the aggregate amount of any increases pursuant to this Section 3.2.2 on the date of the Reduction.

        SECTION 3.2.3 Post-Maturity Rates; Default Rates.

          (a)   After the date any principal amount of any Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any monetary Obligation of the Borrower shall become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such overdue amount at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin plus 2% per annum until such amount is paid in full.

          (b)   Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default under Section 8.1.1, for which provision is made in Section 3.2.3(a) above), the Borrower shall pay, but only to the extent permitted by law, in addition to the interest then payable on the Loans, additional interest (after as well as before judgment) on the Loans at 2% per annum until such Event of Default is cured.

        SECTION 3.2.4 Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

          (a)   on the Maturity Date therefor;

          (b)   on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan provided, that upon a prepayment in part, only the interest accrued on such portion shall be payable;

          (c)   with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Borrowing Date;

          (d)   with respect to LIBO Rate Loans, the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the day three months after such Loan is made or continued); and

          (e)   on that portion of any Loans which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under any Loan Document after the date such amount is due and payable (whether on the related Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

        SECTION 3.2.5 Interest Rate Determination. The Administrative Agent shall determine the interest rate applicable to Loans and shall give prompt notice to the Borrower and the Lenders of such determination, and its determination thereof shall be conclusive in the absence of manifest error.

        SECTION 3.3 Fees. The Borrower agrees to pay to the Administrative Agent, for (i) its own account, (ii) the account of the Lenders and (iii) the account of the Arrangers, the respective fees as agreed to in the Fee Letter.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

        SECTION 4.1 LIBO Rate Lending Unlawful. If any Lender shall reasonably determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower absent manifest error) that the introduction of or any change in or in the interpretation of any law, rule or regulation makes it unlawful, or any central bank or other governmental authority or comparable agency asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue, maintain or convert any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all LIBO Rate Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

        SECTION 4.2 Inability to Determine Rates. If the Administrative Agent shall have determined that by reason of circumstances affecting the Administrative Agent's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.2 and Section 2.3 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

        SECTION 4.3 Increased LIBO Rate Loan Costs. If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its LIBOR Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall increase the cost to such Lender of, or result in any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into LIBO Rate Loans, then the Borrower agrees to pay to the Administrative Agent for the account of such Lender the amount of any such increase or reduction. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefore and the additional amount required to compensate fully such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within ten Business Days of its receipt of such notice, and such notice shall be binding on the Borrower absent clear and convincing evidence to the contrary.

        SECTION 4.4 Obligation to Mitigate. Each Lender agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 4.l, 4.3 or 4.6 or to receive additional amounts pursuant to Section 4.7, and in any event if so requested by the Borrower, such Lender shall use reasonable efforts to make, fund or maintain its affected Loans through another lending office if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and if, in the reasonable opinion of such Lender, the making, funding or maintaining of such Loans through such other lending office would not in any material respect be disadvantageous to such Lender, contrary to such Lender's normal banking practices or violate any applicable law or regulation. No change by a Lender in its Domestic Office or LIBOR Office made for such Lender's convenience shall result in any increased cost to the Borrower. The Borrower shall not be obligated to compensate any Lender for the amount of any additional amount pursuant to Section 4.1, 4.3 or 4.6 accruing prior to the date which is 90 days before the date on which such Lender first notifies the Borrower that it intends to claim such compensation; it being understood that the calculation of the actual amounts may not be possible within such period and that such Lender may provide such calculation as soon as reasonably practicable thereafter without affecting or limiting the Borrower's payment obligation thereunder. If any Lender demands compensation pursuant to Section 4.1, 4.3 or 4.6 with respect to any LIBO Rate Loan, the Borrower may, at any time upon at least one Business Day's prior notice to such Lender through the Administrative Agent, elect to convert such Loan into a Base Rate Loan. Thereafter, unless and until such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, all such LIBO Rate Loans by such Lender shall bear interest as Base Rate Loans, notwithstanding any prior election by the Borrower to the contrary. If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the Borrower may elect that the principal amount of each such Loan again bear interest as LIBO Rate Loans in accordance with this Agreement, on the first day of the next succeeding Interest Period applicable to the related LIBO Rate Loans of other Lenders. Additionally, the Borrower may, at its option, upon at least five Business Days' prior notice to such Lender, elect to prepay in full, without premium or penalty, such Lender's affected LIBO Rate Loans. If the Borrower elects to prepay any Loans pursuant to this Section 4.4, the Borrower shall pay within ten Business Days after written demand any additional increased costs of such Lender accruing for the period prior to such date of prepayment. If such conversion or prepayment is made on a day other than the last day of the current Interest Period for such affected LIBO Rate Loans, such Lender shall be entitled to make a request for, and the Borrower shall pay, compensation under Section 4.5.

        SECTION 4.5 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of:

          (a)   any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise; or

          (b)   any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefore;

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within ten Business Days of its receipt thereof, pay to the Administrative Agent for the account of such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall be binding on the Borrower absent manifest error.

        SECTION 4.6 Increased Capital Costs. If after the date hereof any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any applicable law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects the amount of capital required to be maintained by any Lender, and such Lender reasonably determines that the rate of return on its capital as a consequence of its Loans made by such Lender is reduced in a material amount to a level below that which such Lender could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall pay within ten Business Days after such demand directly to such Lender additional amounts sufficient to compensate such Lender for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall be binding on the Borrower absent manifest error.

        SECTION 4.7 Taxes.

          (a)   Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

          (b)   Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

          (c)   Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (d)   Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a governmental authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e)   Foreign Lenders. Each Lender that is not a United States Person (a "Non-U.S. Lender"), to the extent that it is legally able to do so, shall deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8IMY (with supporting documentation), or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments of interest by the Borrower under the Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

        SECTION 4.8 Payments, Computations. Unless otherwise expressly provided, all payments by the Borrower pursuant to any Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 12:00 Noon, New York City time, on the date due, in immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower; provided that such payment shall be deemed made timely if made by wire transfer and by such time as an

Authorized Representative has advised the Administrative Agent of the applicable Federal Reserve System wire transfer confirmation number. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in immediately available funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term "Interest Period" with respect to LIBO Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

        SECTION 4.9 Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4, 4.5, 4.6, 4.7 and 4.11) in excess of its pro rata share of payments then or therewith obtained by all Lenders holding Loans of such type, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of (a) the amount of such selling Lender's required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.9 may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

        If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.9 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.9 to share in the benefits of any recovery on such secured claim.

        SECTION 4.10 Setoff. Each Lender shall, upon the occurrence of any Event of Default described in clause  (a) or (b) of Section 8.1.9 and, upon the occurrence of any Default described in clauses (c) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and continuance beyond the expiration of the applicable grace period, if any, of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due); provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.9.

        Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

        The rights of each Lender under this Section 4.10 are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

        SECTION 4.11 Replacement of Lender. The Borrower shall be permitted to replace (with one or more replacement Lenders) any Lender: (a) that does not consent to a waiver, amendment or modification pursuant to Section 10.1 that requires a vote of holders of 100% of the Lenders (provided, that, such replacement Lender consents to such waiver, amendment or modification) or (b) which requests reimbursement for, or is otherwise entitled to, amounts owing pursuant to Section 4.1, 4.3, 4.6 or 4.7; provided that (i) such replacement does not conflict with any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to the Borrower or such Lender or to which the Borrower or such Lender or any of their respective property is subject, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement (other than, in the case of a replacement predicated upon clause (a) above, the Default or Event of Default that is the subject of the vote referred to in clause (a) above), (iii) the replacement bank or institution shall purchase, at par all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 4.5 if any LIBO Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement Lender, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.11.1 (providedthat the Borrower or replacement Lender shall be obligated to pay the registration and processing fee), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.1, 4.3, 4.6 or 4.7, as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, (ix) if such replacement bank or institution is not already a Lender, the Borrower shall pay to the Administrative Agent an administrative fee of $3,500 and (x) in the case of a replacement predicated upon clause (a) above, for the related vote referred to in clause (a) above, no more Lenders than Lenders holding 20% or more of the aggregate outstanding principal amount of the Loans shall be replaced by the Borrower (provided that the Borrower may replace a single Lender holding greater than 20% of the aggregate outstanding principal amount of the Loans).

ARTICLE V

CONDITIONS TO LOANS

        SECTION 5.1 Conditions to Effectiveness. This Agreement and the obligation of any Lender to make its Loan shall become effective upon the satisfaction of each of the conditions precedent set forth in this Section 5.1 on or before December 11, 2003.

        SECTION 5.1.1 Delivery of Loan Documents. The Administrative Agent shall have received:

          (a)   this Agreement, duly executed and delivered by an Authorized Representative of the Borrower, with a counterpart for each Initial Lender;

          (b)   the EME UK Pledge Agreement duly executed and delivered by an authorized officer of EME UK;

          (c)   each of the Primary Guarantees, duly executed and delivered by an authorized officer of each Primary Guarantor party thereto;

          (d)   each of the Secondary Guarantees, duly executed and delivered by an authorized officer of each Secondary Guarantor party thereto;

          (e)   the Shareholder Guarantee, duly executed and delivered by an Authorized Representative of the Shareholder Guarantor;

          (f)    the Borrower Security Agreement, duly executed and delivered by an Authorized Representative of the Borrower;

          (g)   the Homer City Security Agreement, duly executed and delivered by an authorized officer of EMFC;

          (h)   the Communications Agreement, duly executed and delivered by an Authorized Representative of the Borrower;

          (i)    the Dutch Supplemental Pledge to the Security Agreement, duly executed by an Authorized Representative of the Borrower;

          (j)    the Dutch Supplemental Pledge to the EME UK Pledge Agreement, duly executed by an authorized officer of EME UK;

          (k)   a copy of the Dutch Deed of Pledge of Shares, executed by a Dutch civil law notary;

          (l)    a copy of the Dutch Deed of Pledge of Shares by EMPC, executed by a Dutch civil law notary;

          (m)  a copy of a statement of the acknowledgement of the Dutch Deed of Pledge of Shares and the Dutch Deed of Pledge of Shares by EMPC duly executed by or on behalf of BV on a true copy of the Dutch Deed of Pledge of Shares and the Dutch Deed of Pledge of Shares by EMPC; and

          (n)   a copy of the registration of the Dutch Deed of Pledge of Shares and the Dutch Deed of Pledge of Shares by EMPC in BV's shareholders' register by or on behalf of BV.

        SECTION 5.1.2 Officer's Certificates. The Administrative Agent shall have received:

          (a)   a certificate from an Authorized Representative of the Borrower (i) certifying that all representations and warranties made by it in this Agreement and each of the Loan Documents to which it is a party are true and correct in all material respects on and as of the Borrowing Date (except with respect to representations and warranties made as of a prior specific date), before and after giving effect to the Borrowing and to the application of the proceeds therefrom, (ii) certifying that no Default or Event of Default, has occurred and is continuing, or would result from the Borrowing and (iii) calculating the Interest Coverage Ratio as of the Effective Date (after giving effect to the Borrowing and the application of the proceeds thereof) for the immediately preceding four full Fiscal Quarters;

          (b)   a certificate of an authorized officer of each of the Borrower, the Pledgors and the Guarantors that all representations and warranties made by it in each of the Loan Documents to which it is a party are true and correct in all material respects on and as of the Borrowing Date (except with respect to representations and warranties made as of a prior specific date), before and after giving effect to the Borrowing and to the application of the proceeds therefrom.

        SECTION 5.1.3 Resolutions. The Administrative Agent shall have received from each of the Borrower, EME, the Guarantors and the Pledgors a certificate dated the Effective Date of its Secretary, Assistant Secretary or authorized officer as to:

          (a)   resolutions of its Board of Directors or managing members, as the case may be, then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it;

          (b)   the incumbency and signatures of those of its officers and representatives authorized to act with respect to each Loan Document executed by it; and

          (c)   such Person's Organic Documents.

        The Administrative Agent and each Lender may conclusively rely upon such certificate until it shall have received a further certificate of the Secretary, Assistant Secretary or other authorized officer of such Person canceling or amending such prior certificate.

        SECTION 5.1.4 Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Effective Date and addressed to the Administrative Agent and the Lenders, from counsel reasonably acceptable to the Administrative Agent, substantially in the form of Exhibit L hereto.

        SECTION 5.1.5 Closing Fees, Expenses. The Administrative Agent shall have received for its own account, or for the account of each Lender or Arranger, as the case may be, all fees due and payable pursuant to Sections 3.3 and 10.3, and all costs and expenses for which invoices have been presented.

        SECTION 5.1.6 Financial Statements. The Administrative Agent shall have received:

          (a)   an unaudited consolidated balance sheet of the Borrower and its subsidiaries at December 31, 2002 and September 30, 2003;

          (b)   an unaudited consolidated income statement of the Borrower and its subsidiaries for the year ended December 31, 2002;

          (c)   audited consolidated financial statements of each Financial Reporting Person (other than the Borrower) for the year ended December 31, 2002;

          (d)   an unaudited balance sheet and income statement for each Supplemental Financial Reporting Person for the year ended December 31, 2002; and

          (e)   and the most recent unaudited consolidated quarterly financial statements of each Financial Reporting Person and the most recent unaudited balance sheet and income statement for the Supplemental Financial Reporting Persons (other than Del Cielo).

        SECTION 5.1.7 Solvency. The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, from the chief financial officer or treasurer of each of the Borrower, EME, each Pledgor and each Guarantor to the effect that each such entity together with their respective Subsidiaries, taken as a whole, will be Solvent as of the Effective Date after giving effect to the Borrowing and to the application of the proceeds therefrom..

        SECTION 5.1.8 Funds Flow Undertaking. The Administrative Agent shall have received (a) the Funds Flow Undertaking executed by an Authorized Officer of EME and the Borrower which shall demonstrate that (i) 100% of the proceeds of the Loans shall be applied on the Borrowing Date to the payment of the EMMH Debt Repayment, the Coal and Capex Debt Repayment, Term Loan Associated Expenses and any other EME Indebtedness and (ii) the indebtedness of EMMH due and payable on the Borrowing Date shall be repaid in full and (b) any other documents from EME, the Borrower and their Affiliates necessary for the Borrower to comply with Section 7.1.8.

        SECTION 5.1.9 Evidence of Amendments and Waivers. The Administrative Agent shall have received evidence of executed and effective amendments or waivers satisfactory to the Administrative Agent as set forth on Schedule 5.1.9 and required in connection with the execution, delivery and performance of the Loan Documents.

        SECTION 5.1.10 Lien Search; Recordings and Filings. (a) The Administrative Agent shall have received results of a recent search by a Person satisfactory to the Administrative Agent that there are no Uniform Commercial Code, judgment or Tax lien filings on any of the assets of any of the Borrower, BV, EME Southwest, the Guarantors and the Pledgors in each relevant jurisdiction except for (i) Liens pursuant to the Loan Documents and (ii) Liens to be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

          (b)   Arrangements reasonably satisfactory to the Administrative Agent shall have been made for filing, registration or recordation of all financing statements and other documents required to be filed, registered or recorded in order to create, in favor of the Administrative Agent for the benefit of the Lenders, a perfected, first priority lien in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect the security interests created by the Security Documents, and any other action required in the judgment of the Administrative Agent to perfect such security interests as such first priority liens.

        SECTION 5.1.11    Satisfactory Legal Form.    All documents executed or submitted pursuant hereto by or on behalf of the Borrower, EME, the Guarantors or the Pledgors shall be satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

        In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants, with respect to itself and with respect to BV, unto the Administrative Agent and each Lender as set forth in this Article VI.

        SECTION 6.1    Organization; Power; Compliance with Law and Contractual Obligations.    Each of the Borrower and BV (a) is a corporation validly organized and existing and in good standing under the laws of the state of its incorporation, (b) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, (c) has all requisite corporate power and authority and holds all material requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party and to conduct its business substantially as currently conducted by it and (d) is in compliance with all laws, governmental regulations (including ERISA and Federal Reserve regulations), court decrees, orders and Contractual Obligations applicable to it, except, with respect to clauses (b), (c) and (d) to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

        SECTION 6.2    Due Authorization; Non-Contravention.    The execution, delivery and performance by the Borrower of each Loan Document to which it is a party are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not:

          (a)   contravene the Borrower's or BV's Organic Documents;

          (b)   contravene any law, governmental regulation, court decree or order or material Contractual Obligation binding on or affecting the Borrower or BV; or

          (c)   result in, or require the creation or imposition of, any Lien on any of the Borrower's or BV's properties other than Liens permitted pursuant to Section 7.2.2.

        SECTION 6.3    Governmental Approval; Regulation.

          (a)   No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental authority or regulatory body (each, a "Governmental Approval") is required for the Borrower to execute and perform its obligations under the Loan Documents, except for those which have been duly obtained or effected. No material Governmental Approval is required for the Borrower or BV to carry on its business, except for those which have been duly obtained or effected. No license, filing or registration with any governmental authority or regulatory body pursuant to the Act on the Supervision of Credit System 1992 ("Wet toezicht kredietwezen 1992") is required for BV to carry on its business, except for those which have been duly obtained or effected.

          (b)   Neither the Borrower nor BV is (i) subject to any regulation as an "investment company" under the Investment Company Act of 1940, as amended, or (ii) a "holding company" or a "subsidiary" or an "affiliate" of a "holding company" that is subject to the Public Utility Holding Company Act of 1935, as amended, except Section 9(a)(2) thereof. The Borrower or BV is not otherwise subject to any regulation as a "public utility" under any other applicable law, rule or regulation, which would have a Material Adverse Effect.

        SECTION 6.4    Validity.    Each Loan Document to which the Borrower is a party constitutes the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms (except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity).

        SECTION 6.5    Financial Information.    The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2002, and the related consolidated statement of income of the Borrower and its Subsidiaries, copies of which have been furnished to the Administrative Agent, have been prepared using GAAP, and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at the dates thereof and the results of their operations for the period then ended.

        SECTION 6.6    No Material Adverse Change.    There has not occurred any event or condition having a Material Adverse Effect since December 31, 2002, except as otherwise disclosed in public filings of EME with the Securities and Exchange Commission prior to the Effective Date.

        SECTION 6.7    Litigation.    There is no pending or, to the knowledge of the Borrower or BV, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or BV, or any of its properties, businesses, assets or revenues, which, if adversely determined (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without any reservations), would have a Material Adverse Effect or which purports to adversely affect the legality, validity or enforceability of this Agreement or any other Loan Document.

        SECTION 6.8    Ownership of Properties.

          (a)   Each of the Borrower and BV owns good and marketable title to, or a valid leasehold interest in or other enforceable interest in all properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights) purported to be owned, leased or held by it, free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 7.2.2. BV owns good and marketable title to the 3,700,000,000 Class A and the 4,651 Class B shares in the capital of BV held by BV free and clear of all Liens, charges or claims.

          (b)   The properties and assets of each of the Borrower and BV are separately identifiable and are not commingled with the properties and assets of any other entity and the properties and assets of each of the Borrower and BV are readily distinguishable from the properties and assets of EME.

        SECTION 6.9    Taxes.    Each of the Borrower and BV has filed all Tax Returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        SECTION 6.10    Pension and Welfare Plans.    During the consecutive twelve-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which would reasonably be expected to result in the incurrence by the Borrower or any member of the Controlled Group of any material liability (other than liabilities incurred in the ordinary course of maintaining the Pension Plan), fine or penalty. Neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan which would reasonably be expected to have a Material Adverse Effect, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

        SECTION 6.11    Environmental Warranties.

          (a)   All facilities and property owned or leased by the Borrower or any of its Subsidiaries or Partnerships have been, and continue to be, owned or leased by the Borrower and its Subsidiaries in compliance with all Environmental Laws, except where the failure so to comply would not have, or be reasonably expected to have, a Material Adverse Effect.

          (b)   There are no pending or, to the knowledge of the Borrower, threatened:

          (i)    claims, complaints, notices or requests for information received by the Borrower or BV from governmental authorities with respect to any alleged violation by the Borrower or BV of any Environmental Law that, singly or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect; or

          (ii)   complaints, notices or inquiries to the Borrower from governmental authorities regarding potential liability under any Environmental Law that, singly or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect.

          (c)   There have been no Releases (as defined under any Environmental Law) of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or BV that, singly or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect.

          (d)   Each of the Borrower and BV has obtained and is in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for the Borrower's or BV's business, except where the failure to obtain, maintain or comply with such permits, certificates, approvals, licenses or other authorizations would not have, or be reasonably expected to have, a Material Adverse Effect.

          (e)   To the reasonable knowledge of the Borrower, no property now or previously owned or leased by the Borrower or BV is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to any Environmental Law, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up.

          (f)    No conditions exist at, on or under any property now or previously owned or leased by the Borrower or BV which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law which liability would have, or would reasonably be expected to have, a Material Adverse Effect.

        SECTION 6.12    Regulations T, U and X.    Neither the Borrower nor BV is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefore, as from time to time in effect, are used in this Section 6.12 with such meanings.

        SECTION 6.13    Accuracy of Information.    All material factual information heretofore or contemporaneously furnished by the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (other than projections and other "forward-looking" information which have been prepared on a reasonable basis and in good faith by the Borrower) is, and all other such written factual information hereafter furnished by the Borrower in writing to the Administrative Agent or any Lender will be, true and materially accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Administrative Agent and such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not materially misleading.

        SECTION 6.14    The Obligations.    The Obligations are, after giving effect to the Loan Documents and the transactions contemplated thereby, the only outstanding Indebtedness of the Borrower. Except as disclosed on Schedule 6.14, BV has no outstanding Indebtedness.

        SECTION 6.15    The Collateral.    The Collateral includes substantially all of the tangible and intangible assets of the Borrower on the Effective Date (other than the equity interests in BV not subject to the Lien on the Collateral).

        SECTION 6.16    Separateness.

          (a)   The Borrower and BV maintain separate bank accounts and separate books of account from those bank accounts and books of account of EME and any other entity. The separate liabilities of the Borrower and BV are readily distinguishable from the liabilities of EME.

          (b)   Each of the Borrower and BV conducts its business solely in its own name in a manner not misleading to other Persons as to its identity. Without limiting the generality of the foregoing, all oral and written communications (if any), including letters, invoices, purchase orders, contracts, statements, and applications are made solely in the name of the Borrower or BV, if related to the Borrower or BV.

          (c)   EME does not guarantee any of the obligations of the Borrower or BV.

          (d)   The Borrower is a 100% wholly owned direct Subsidiary of EME.

        SECTION 6.17    Capitalization of BV and Subsidiaries.

          (a)   The authorized capital stock of BV consists, on the Effective Date, of an aggregate of 10,016,000,000 shares of common stock, par value €0.01 per share, of which 8,673,652,613 shares are duly and validly issued and outstanding and each of which issued and outstanding shares is fully paid and nonassessable. Of the issued and outstanding shares, 3,700,004,651 shares are held by BV as shares in its own capital, and the remaining 4,973,647,962 shares are held as follows: (i) 4,973,618,489 shares of Class A common stock owned beneficially and of record by the Borrower, (ii) 13,500 shares of Class B common stock owned beneficially and of record by EME UK, (iii) 15,882 shares of Class C common stock owned beneficially and of record by EME Southwest and (iv) 91 shares of Class D common stock owned beneficially and of record by EMPC. As of the Effective Date, (x) there are no outstanding Equity Rights with respect to BV and (y) there are no outstanding obligations of BV or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of BV nor are there any outstanding obligations of BV or any of its Subsidiaries to make payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market value or equity value of BV or any of its Subsidiaries.

          (b)   Set forth on Schedule 6.17 is a complete and correct list of all of the Subsidiaries of the Borrower as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Borrower's subsidiary ("Borrower Entity") holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Borrower Entity and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed on Schedule 6.17, as of the Effective Date (x) the Borrower owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Subsidiary shown to be directly held by it in Part A of Schedule 6.17, (y) all of the issued and outstanding capital stock of each such direct Subsidiary organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such direct Subsidiary.

ARTICLE VII

COVENANTS.

        SECTION 7.1    Affirmative Covenants.    The Borrower agrees with the Administrative Agent and each Lender that, until all Loans and Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.1.

        SECTION 7.1.1    Financial Information, Reports, Notices.    The Borrower will furnish, or will cause to be furnished, to the Administrative Agent copies of the following financial statements, reports, notices and information:

          (a)   as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of each Financial Reporting Person, consolidated balance sheets of such Financial Reporting Person and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flows of such Financial Reporting Person and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by an authorized officer of such Financial Reporting Person with responsibility for financial matters that such information is fairly stated in all material respects using GAAP;

          (b)   as soon as available and in any event within 120 days after the end of each Fiscal Year of each Financial Reporting Person, a copy of the annual audit report for such Fiscal Year for such Financial Reporting Person and its Subsidiaries, including therein consolidated balance sheets of such Financial Reporting Person and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of income and cash flows of such Financial Reporting Person and its Subsidiaries for such Fiscal Year, and accompanied by the unqualified opinion of Pricewaterhouse Coopers LLP or other internationally recognized independent auditors selected by such Financial Reporting Person which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior periods;

          (c)   (i) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of each Supplemental Financial Reporting Person, consolidated balance sheets of such Supplemental Financial Reporting Person and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income of such Supplemental Financial Reporting Person and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter and (ii) as soon as available and in any event within 120 days after the end of each Fiscal Year of each Supplemental Financial Reporting Person, a copy of the annual consolidated balance sheets of such Supplemental Financial Reporting Person and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of income of such Supplemental Financial Reporting Person and its Subsidiaries for such Fiscal Year, in each case, certified by an authorized officer of such Supplemental Financial Reporting Person with responsibility for financial matters that such information is fairly stated in all material respects using GAAP;

          (d)   concurrently with the delivery of financial statements of the Borrower referred to in Sections 7.1.1(a), 7.1.1(b) and 7.1.1(c) a certificate, executed by the controller, treasurer or chief financial officer of the Borrower showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance with the Interest Coverage Ratio (commencing with the delivery of financial statements with respect to March 31, 2004) and the Liquidity Requirement;

          (e)   as soon as possible and in any event within five Business Days after any Authorized Representative obtains knowledge of the occurrence of any Default, a statement of such Authorized Representative setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto (other than litigation strategy and related documentation subject to the attorney-client privilege);

          (f)    as soon as possible and in any event within five Business Days after any Authorized Representative obtains knowledge of the occurrence of each default under any (i) material agreement of the Borrower or (ii) any agreements for Indebtedness or any lease agreements of any Significant Party, a statement of such Authorized Representative setting forth details of such default and the action which such Person has taken and proposes to take with respect thereto;

          (g)   with respect to the Borrower as soon as possible and in any event within five Business Days after (x) the occurrence of any material adverse development with respect to any litigation, action, proceeding, or labor controversy of the type described in Section 6.7 or (y) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 6.7, notice thereof and, upon request of the Administrative Agent, copies of all non-privileged documentation relating thereto;

          (h)   with respect to any Significant Party as soon as possible and in any event within five Business Days after (x) the occurrence of any material adverse development with respect to any litigation, action, proceeding, or labor controversy of the type described in Section 6.7 or (y) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 6.7, notice thereof and, upon request of the Administrative Agent, copies of all non-privileged documentation relating thereto;

          (i)    immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan (other than a standard termination under ERISA Section 4041(b)), or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower or any member of the Controlled Group of any material liability (other than liabilities incurred in the ordinary course of maintaining the Pension Plan), fine or penalty, or any increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit which has a Material Adverse Effect, notice thereof and copies of all documentation relating thereto; and

          (j)    other information reasonably requested by the Administrative Agent.

        SECTION 7.1.2    Compliance with Laws.    The Borrower will, and will cause each of its Subsidiaries and will use reasonable efforts to cause each of its Partnerships to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include the payment, before the same become delinquent, of all Taxes imposed upon it or upon its property (except to the extent non-compliance would not reasonably be expected to have a Material Adverse Effect and to the extent that such Taxes are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books).

        SECTION 7.1.3    Maintenance of Properties.    The Borrower will, and will cause each of its Subsidiaries and will use reasonable efforts to cause each of its Partnerships to, maintain, preserve, protect and keep its property and equipment in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties or equipment is no longer economically desirable and except where the failure so to do would not have a Material Adverse Effect.

        SECTION 7.1.4    Insurance.    The Borrower will, and will cause each of its Subsidiaries and will use reasonable efforts to cause each of its Partnerships to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and located in a similar geographic region.

        SECTION 7.1.5    Books and Records.    The Borrower will:

          (a)   keep books and records separate from the books and records of its Affiliates or any other entity which accurately reflect all of its business affairs, transactions and the documents and other instruments that underlie all corporate actions;

          (b)   cause BV and each of its Subsidiaries to keep books and records which accurately reflect the consolidated affairs and transactions of BV and its Subsidiaries;

          (c)   keep separate books and records from EME and separately identify its own property, assets, liabilities and financial affairs from EME; and

          (d)   permit the Administrative Agent and each Lender (at such Lender's expense) or any of their respective representatives, at reasonable times and intervals upon reasonable prior notice, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant.

        The Borrower will at any reasonable time and from time to time upon reasonable prior notice, permit the Administrative Agent and the Lenders or any of their respective agents or representatives to examine and make copies of and abstracts from the records and books of account of the Borrower; provided that by virtue of this Section 7.1.5 the Borrower shall not be deemed to have waived any right to confidential treatment of the information obtained, subject to the provisions of applicable law or court order.

        SECTION 7.1.6    Environmental Covenant.    The Borrower will, and will cause each of its Subsidiaries and will use reasonable efforts to cause each of its Partnerships to:

          (a)   use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws, in each case where the failure to do so may reasonably be expected to have a Material Adverse Effect;

          (b)   promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Administrative Agent any actions and proceedings relating to compliance with Environmental Laws where such action or proceeding may reasonably be expected to have a Material Adverse Effect; provided that the Borrower or such Subsidiary or Partnership may postpone such cure and dismissal during any period in which it is diligently pursuing any available administrative review proceedings, remedial actions or appeals with respect to such action or proceeding so long as such postponement would not be reasonably likely to have a Material Adverse Effect; and

          (c)   provide such non-privileged information as the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.1.6.

        SECTION 7.1.7    Conduct of Business and Maintenance of Existence.    The Borrower will, and will cause each of its Subsidiaries and will use reasonable efforts to cause each of its Partnerships to, continue to engage in business of the same type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and good standing in the State of Delaware and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Sections 7.2.4 and 7.2.5.

        SECTION 7.1.8    Use of Proceeds.    The proceeds of the Loans will be deposited into a Closing Date Bank Account on the Borrowing Date and used by the Borrower on the Borrowing Date for general corporate purposes, including the payment of fees and expenses associated with the Loans ("Term Loan Associated Expenses"). After the payment of the Term Loan Associated Expenses, the balance of the Loan proceeds will be (a) distributed by dividend to EME on the Borrowing Date for (i) general corporate purposes, and in accordance with the Funds Flow Undertaking, EME will immediately contribute such dividend received from the Borrower to MGE and a portion of such amount shall be contributed by MGE to cash collateralize MGE's cash collateralized letter of credit facility in an aggregate principal amount not exceeding $100,000,000 and (y) the balance of such amount shall be contributed by MGE to EMMH to be used (along with other funds available to MWG, as necessary) to repay in full the indebtedness of EMMH due and payable on the Borrowing Date ("EMMH Debt Repayment") and (ii) payment of any other EME Indebtedness and (b) contributed or loaned by the Borrower to BV and, through a series of additional capitalizations and/or loans, by BV to Subsidiaries of BV, on the Borrowing Date, to repay certain indebtedness of EME UK under the Coal and Capex Facility ("Coal and Capex Debt Repayment").

        SECTION 7.1.9    Corporate Action.    The Borrower, subject to the requirements of applicable corporate law and applicable Permitted Contractual Restrictions, shall take, and shall cause its Subsidiaries to take, all corporate action necessary to cause Subsidiaries of the Borrower to make distributions to the Borrower (in the manner determined by the Borrower and its Subsidiaries; provided, that such distribution shall be made through repayment of intercompany obligations owed to the Borrower (including BV Holdings Intercompany Notes and the EME UK Intercompany Notes) to the extent that same are outstanding) as a result of and in the amount of the following (such action "BV Holdings Corporate Action"):

          (a)   Subsidiary Disposition Proceeds;

          (b)   Subsidiary Incremental Debt Proceeds; and

          (c)   Subsidiary Incremental Equity Proceeds;

        provided, that the foregoing shall not apply to up to $50,000,000 in the aggregate of Subsidiary Disposition Proceeds (less the portion of Subsidiary Disposition Proceeds and BV Holdings Disposition Proceeds previously received by the Borrower and not applied to prepay the principal of the Loans as set forth in Section 3.1.2) as determined by the Borrower. BV Holding Corporate Action will be taken promptly after the occurrence of the related Disposition, Debt Incurrence or Equity Issuance by a Subsidiary of the Borrower and shall be diligently prosecuted. For the purposes of this Section 7.1.9, an exchange offer by any Person for Indebtedness of another Person shall be deemed to result in cash proceeds equal to the principal amount of such exchange.

        SECTION 7.1.10    Certificate of Incorporation.    The Borrower will observe all of the (a) separateness provisions and (b) procedures of its Certificate of Incorporation as such provisions are in effect on the Effective Date.

        SECTION 7.1.11    Separateness.    The Borrower will:

          (a)   act solely in its name and through its duly authorized officers or agents in the conduct of its businesses;

          (b)   conduct its business solely in its own name, in a manner not misleading to other Persons as to its identity, (without limiting the generality of the foregoing, all oral and written communications (if any), including letters, invoices, purchase orders, contracts, statements, and applications are made and shall continue to be made solely in the name of the Borrower, if related to the Borrower);

          (c)   provide for the payment of its own operating expenses and liabilities from its own funds; and

          (d)   obtain proper authorization from its directors or common stockholder(s), as required by its Organic Documents for all corporate actions of the Borrower.

        SECTION 7.1.12    Further Assurances.    Upon written request of the Administrative Agent, the Borrower shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including financing statements and continuation statements) for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

        SECTION 7.2    Negative Covenants.    The Borrower agrees with the Administrative Agent and each Lender that, until all Loans and Obligations have been paid and performed in full, the Borrower will, and will cause each of its Subsidiaries to, perform the obligations set forth in this Section 7.2.

        SECTION 7.2.1    Restrictions on Indebtedness.    The Borrower will not, and will not permit its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than:

          (a)   Indebtedness of the Borrower or its Subsidiaries of any kind whatsoever existing on the Effective Date;

          (b)   Permitted Refinancing Indebtedness;

          (c)   Indebtedness by an Operating Subsidiary of the Borrower that is non-recourse to the Borrower and incurred for working capital purposes or in the form of Capitalized Lease Liabilities, mortgage financings or purchase money obligations solely for such Subsidiary incurring such Indebtedness;

          (d)   Indebtedness incurred in the ordinary course, excluding, to the extent included, with respect to the Borrower, Indebtedness for borrowed money (including Contingent Liabilities relating to borrowed money); and

          (e)   additional Indebtedness incurred after the Effective Date consisting of: (i) intercompany loans evidenced by intercompany notes between the Borrower and its Subsidiaries provided that such intercompany notes are pledged as Collateral, (ii) Permitted Subsidiary Intercompany Indebtedness, (iii) hedging obligations of subsidiaries of BV in connection with their operations, (iv) letters of credit obtained in the support of trading activities of Subsidiaries of BV, (v) additional Indebtedness incurred by subsidiaries of BV not to exceed $100,000,000 and (vi) unsecured interest rate hedging obligations of the Borrower with respect to Indebtedness of the Borrower.

        SECTION 7.2.2    Liens.    The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

          (a)   any Lien existing on the property of the Borrower on the Effective Date;

          (b)   Liens for Taxes not at the time delinquent or thereafter payable without penalty or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (c)   Liens (other than Liens securing Indebtedness for borrowed money or Contingent Liabilities relating to borrowed money) incurred in the ordinary course of business for sums not overdue or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, collectively hereunder, in no event to exceed $5,000,000 in the aggregate at any time outstanding;

          (d)   Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money or Contingent Liabilities relating to borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

          (e)   judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies; and

          (f)    Liens upon any property at any time directly owned by the Borrower to secure any Indebtedness of the nature described in clause (d) of Section 7.2.1;

provided, that, notwithstanding anything to the contrary in this Section 7.2.2, no intercompany note or other intercompany obligation payable to the Borrower will be pledged, encumbered or otherwise transferred (except as pledged or encumbered under, and pursuant to, the Security Documents).

        SECTION 7.2.3    Investments.    The Borrower will not make, incur, assume or suffer to exist any Investment in any other Person, except:

          (a)   Investments existing on the Effective Date;

          (b)   cash, Cash Equivalent Investments or Permitted Investments under, and as defined in, the Borrower Security Agreement (in each case, held in Bank Accounts or securities accounts in which the Borrower shall have granted a security interest as Collateral and which security interest shall constitute a first priority perfected security interest);

          (c)   without duplication, Investments permitted as Indebtedness pursuant to Section 7.2.1;

          (d)   (i) Investments in Subsidiaries of the Borrower or (ii) Investments otherwise in the ordinary course of business; provided, that (x) after giving effect thereto, (1) the Interest Coverage Ratio for the immediately preceding twelve month period is no less than 1.30 to 1.00 (calculated on a pro forma basis) and (2) after giving effect to the Investment, the Borrower and its Subsidiaries are in compliance with Section 7.2.1; (y) no funds required to be distributed to the Borrower pursuant to Section 3.1.2 were utilized to make such Investments and (z) the Borrower shall have granted a security interest in such Investments as Collateral and such security interest shall constitute a first priority perfected security interest (or, in the event that such Investments consist of equity interests in Foreign Persons, the Borrower shall have pledged 65% of such equity interests as Collateral and such pledge shall constitute a first priority perfected security interest in such equity interests),

          (e)   Investments permitted pursuant to Section 7.2.4(b); and

          (f)    Investments in BV to permit BV to invest in Subsidiaries of BV primarily engaged in the power generation, power sales or power transmission business.

        SECTION 7.2.4    Consolidation, Merger.    The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except:

          (a)   any such Subsidiary of BV may liquidate or dissolve voluntarily into, and may merge with and into, BV or any other Subsidiary of BV, and the assets or stock of any Subsidiary of BV may be purchased or otherwise acquired by BV or any other Subsidiary of BV;

          (b)   the Borrower or any of its Subsidiaries may purchase all or substantially all of the assets of any Person, or (in the case of any such Subsidiary) acquire such person by merger; provided, that (i) after giving effect thereto, (x) the Interest Coverage Ratio for the immediately preceding twelve month period is no less than 1.30 to 1.00 (calculated on a pro forma basis) and (y) the Borrower and its Subsidiaries are in compliance with Section 7.2.1, (ii) no funds required to be distributed to the Borrower pursuant to Section 7.1.9 were utilized to acquire such assets and (iii) in the event that the Borrower acquires such assets, the Borrower shall have granted a perfected security interest in such assets as Collateral and such security interest shall constitute a first priority perfected security interest or, in the event such assets consist of equity interests in Foreign Persons, the Borrower shall have pledged 65% of such equity interests as Collateral and such pledge shall constitute a first priority perfected security interest of such equity interests; and

          (c)   so long as no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, the Borrower may consolidate with or merge into any other Person, or convey, transfer or lease its properties and assets substantially as an entirety to any person, or permit any Person to merge into or consolidate with the Borrower if (i) the Borrower is the surviving corporation or the surviving corporation or purchaser or lessee is a corporation incorporated under the laws of the United States of America and assumes the Obligations and (ii) the surviving corporation has Debt Ratings of at least BBB- from S&P and Baa3 from Moody's (with a stable outlook from both rating agencies).

        SECTION 7.2.5    Asset Dispositions.    The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, unless:

          (a)   such Disposition, lease, contribution, conveyance or grant is to an unaffiliated third party on an arm's-length basis;

          (b)   at least 90% of the consideration to be received is paid in cash or Cash Equivalent Investments and such remaining 10% is not a debt instrument of the Borrower or any of its Affiliates (provided that for purposes of this provision, (i) any amounts deposited into an escrow or other type of holdback account and any consideration in the form of readily marketable securities shall be deemed to be cash, (ii) customary purchase price adjustments may be settled on a non-cash basis and (iii) the assumption of Indebtedness relating to the asset being Disposed shall be disregarded for the purposes of this provision); and

          (c)   the Net After-Tax Cash Proceeds of any such Disposition received by the Borrower are applied in accordance with Section 3.1.2.

        SECTION 7.2.6    Restricted Payments.    The Borrower will not (a) make a Restricted Payment (other than the dividend from the Borrower to EME on the Borrowing Date) unless (i) no Default or Event of Default has occurred and is continuing after giving effect to such Restricted Payment and (ii) at the end of the immediately preceding Fiscal Quarter of the Borrower, the Interest Coverage Ratio for the immediate preceding four consecutive Fiscal Quarters of the Borrower is not less than 1.30 to 1.00 or (b) permit any of its Subsidiaries to make a Restricted Payment (other than Restricted Payments to the Borrower or other Subsidiaries of the Borrower (contemporaneously with ratable Restricted Payments to holders of minority interests, if applicable)); provided, that, in no event, shall the Borrower make any Restricted Payments from and after the date of a Change-In-Control.

        SECTION 7.2.7    Transactions with Affiliates.    The Borrower will not enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates unless such arrangement or contract (i) is fair and equitable to the Borrower, (ii) is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower with a Person which is not one of its Affiliates and (iii) does not further restrict the payment of Restricted Payments to the Borrower or any of its Subsidiaries.

        SECTION 7.2.8    Interest Coverage.    The Borrower will, commencing as of March 31, 2004 and at the end of each of its Fiscal Quarters thereafter, maintain an Interest Coverage Ratio for the immediately preceding four consecutive Fiscal Quarters of the Borrower of not less than 1.30 to 1.00.

        SECTION 7.2.9    Separateness.    The Borrower will not:

          (a)   hold itself out as having agreed to pay or become liable for any Indebtedness of EME;

          (b)   fail to correct any known or reasonably knowable misrepresentation with respect to clause (a) of this Section 7.2.9;

          (c)   fail to correct any known or reasonably knowable misrepresentation with respect to EME holding itself out as having agreed to pay or become liable for any Indebtedness of the Borrower;

          (d)   operate or purport to operate as an integrated, single economic unit with respect to EME or any other Affiliated or unaffiliated entity;

          (e)   seek or obtain credit, incur any obligation or any Indebtedness to any third party based upon the assets of EME;

          (f)    induce any third party to reasonably rely on the creditworthiness of EME or any other Affiliated or unaffiliated entity in connection with any obligation or any Indebtedness of the Borrower;

          (g)   allow any of the financial statements of the Borrower to suggest in any way that its assets are directly available to pay the claims of creditors of EME;

          (h)   allow (i) general overhead and administrative expenses of EME to be charged or otherwise allocated to the Borrower and (ii) general overhead and administrative expenses of the Borrower to be charged or otherwise allocated to EME; and

          (i)    allow EME to guarantee any of the obligations of the Borrower.

        SECTION 7.3    ERISA.    The Borrower will not engage in any prohibited transactions under Section 406 of ERISA or under Section 4975 of the Code, which would subject the Borrower to any Tax, penalty or other liabilities having a Material Adverse Effect.

        SECTION 7.4    Contact Energy.    Any action or omission to take action by Contact Energy or any of its Subsidiaries which would otherwise be in contravention of the provisions of this Agreement will not be deemed to be in contravention of this Agreement if the steps required of the directors of Contact Energy appointed by EME to prevent such action or omission would have been in breach of applicable New Zealand laws or regulations.

        SECTION 7.5    Purchase and Sale Agreement of BV.    Notwithstanding anything in Sections 7.2.1 through 7.2.7, to the contrary, in connection with a Disposition of BV pursuant to a Permitted BV Purchase and Sale Agreement, the following transactions shall be permitted: (i) transfers to EME or its Subsidiaries of (A) Subsidiaries of BV, or (B) assets of BV Subsidiaries, which are not to be included among the assets of BV as sold; provided that, (1) in the event that such transferred Subsidiaries are not inactive Subsidiaries (with de minimis value), such transfer shall be effected in a manner so as to permit the granting of a perfected security interest in such equity interests of such Subsidiary as Collateral and such security interest shall constitute a first priority perfected security interest (or, in the event that such assets consist of equity interests in Foreign Persons, the granting of a pledge in 65% of such equity interests as Collateral and such pledge shall constitute a first priority perfected security interest in such equity interests) upon such transfer, (2) any such assets of BV Subsidiaries shall be effected in a manner so as to permit a lien to be granted on such assets as Collateral and such lien shall be so granted upon such transfer (or, in the event that such assets consist of equity interests in Foreign Persons, the granting of a pledge in 65% of such equity interests as Collateral and such pledge shall constitute a first priority perfected security interest in such equity interests) and (3) such transfers should be deemed not to be Dispositions; (ii) notwithstanding anything in Section 3.1.2(a)(i) or 3.1.2(a)(v)(c), certain actions to mitigate the costs of the transfer of ownership of the Mission Hydro Partnership prior to and in connection with the Disposition of BV, including some or all of the following: (a) the contribution of cash or a note by Mission Energy Wales (the "U.S. Partner") to the Mission Hydro Partnership in an amount equal to the deficit balance in the U.S. Partner's partnership capital account, accompanied by a distribution by the Mission Hydro Partnership to its other partners (the "Other Partners") of all or part of such amount, followed by a distribution of all or a part of such amount by the Other Partners to BV, BV Holdings and EME; (b) the redemption of the U.S. Partner by the Mission Hydro Partnership including any final distribution to the U.S. Partner; (c) the liquidation of the Mission Hydro Partnership, including any final liquidating distributions to its then remaining partners; provided, that, with respect to (b) and (c), any distribution of assets of Mission Hydro Partnership to the U.S. Partner shall be effected in a manner so as to permit a lien to be granted on such assets as Collateral and such lien shall be so granted upon such transfer (or, in the event that such assets consist of equity interests in Foreign Persons, the granting of a pledge in 65% of such equity interests as Collateral and such pledge shall constitute a first priority perfected security interest in such equity interests); and (iii) contemporaneously with receipt of a portion of the purchase price under a Permitted BV Purchase and Sale Agreement sufficient to repay in full the Loans and all other Obligations, capitalization of any intercompany notes subject to the Liens granted pursuant to the Security Documents.

ARTICLE VIII

EVENTS OF DEFAULT

        SECTION 8.1    Listing of Events of Default.    Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

        SECTION 8.1.1    Non-Payment of Obligations.    (a) The Borrower shall default in the payment when due of principal of any Loan or (b) the Borrower shall default (and such default shall continue unremedied for a period of five Business Days) in the payment when due of interest on any Loan or of any other Obligation or (c) any Guarantor shall fail to make payment on a Guarantee in accordance with the terms of such Guarantee.

        SECTION 8.1.2    Breach of Warranty.    (a) Any representation or warranty of the Borrower made or deemed to be restated or remade in any Loan Document or any other writing or certificate furnished by or on behalf of the Borrower to the Administrative Agent or any Lender for the purposes of or in connection with any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed made in any material respect; and

          (b)   any representation or warranty of any Guarantor made or deemed to be restated or remade in any Guarantee or any other writing or certificate furnished by or on behalf of any Guarantor to the Administrative Agent or any Lender for the purposes of or in connection with any Guarantee (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed made in any material respect.

        SECTION 8.1.3    Unenforceability of Documentation.    (a) Any of the Loan Documents shall become unenforceable or the enforceability thereof shall be contested by any of the Borrower, the Guarantors or the Pledgors or (b) any Liens against any of the Collateral shall cease to be a first priority, perfected security interest in favor of the Administrative Agent or the enforceability thereof shall be contested by any of the Borrower or the Pledgors or (c) the Borrower or any Affiliate shall enter into any agreements prohibiting the Borrower to amend or otherwise modify the Loan Documents.

        SECTION 8.1.4    Non-Performance of Certain Covenants and Obligations.    (a) The Borrower shall default in the due performance and observance of any of its obligations under Section 7.1.9 or Section 7.2 or (b) any Primary Guarantor shall default in the due performance and observance of any of its obligations under Section 5 of the Primary Guarantee to which such Primary Guarantor is a party.

        SECTION 8.1.5    Non-Performance of Other Covenants and Obligations.    (a) The Borrower shall default in the due performance and observance of any covenant or agreement (other than covenants and agreements referred to in Section 8.1.4(a)) contained in any Loan Document, and such default shall continue unremedied for a period of 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or (b) any Primary Guarantor shall default in the due performance and observance of any covenant or agreement (other than covenants and agreements referred to in Section 8.1.4(b)) contained in any Primary Guarantee to which such Primary Guarantor is a party, and such default shall continue unremedied for a period of 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent.

        SECTION 8.1.6    Defaults of Primary Defaulting Parties.    Any one of the following shall occur with respect to any Primary Defaulting Party (any of the events set forth in clause (a), (b) and (c) of this Section 8.1.6, a "Cross-Default") with respect to Indebtedness having a principal amount, individually or in the aggregate, in excess of $20,000,000 (other than Section 8.1.1):

          (a)   a default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of such Indebtedness of a Person;

          (b)   a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness; or

          (c)   a default shall occur in the performance of any obligation or condition (other than an affirmative covenant not relating to payment) and such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

        SECTION 8.1.7    Judgments.    Any judgment or order for the payment of money in excess of $20,000,000 (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without reservation) (the event specified in clause (a) together with an event specified in clause (b) of this Section 8.1.7, a "Judgment Default"):

          (a)   shall be rendered against any Primary Defaulting Party or any of the EcoEléctrica Group; and

          (b)   either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of ninety (90) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

        SECTION 8.1.8    Pension Plans.    Any of the following events shall occur with respect to any Pension Plan or Guarantor Pension Plan:

          (a)   the institution of any steps by (i) the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $20,000,000 or (ii) any Primary Guarantor, any member of its Guarantor Controlled Group or any other Person to terminate a Guarantor Pension Plan if, as a result of such termination, such Primary Guarantor or any such member could be required to make a contribution to such Guarantor Pension Plan, or would reasonably expect to incur a liability or obligation to such Guarantor Pension Plan, in excess of $20,000,000; or

          (b)   a contribution failure occurs with respect to any Pension Plan or any Guarantor Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

        SECTION 8.1.9    Bankruptcy, Insolvency.    Any Primary Defaulting Party or any of the EcoEléctrica Group shall (any of the events set forth in clause (a) through (e) of this Section 8.1.9, a "Bankruptcy Default"):

          (a)   become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

          (b)   apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for such Person or a substantial portion of its property, or make a general assignment for the benefit of creditors;

          (c)   in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestration or other custodian for such Person or for a substantial part of its property, and such trustee, receiver, sequestration or other custodian shall not be discharged within 60 days, provided that nothing in the Loan Documents shall prohibit or restrict any right the Administrative Agent or any Lender may have under applicable law to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents (and such Person shall not object to any such appearance);

          (d)   permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Person, and, if any such case or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that nothing in the Loan Documents shall prohibit or restrict any right the Administrative Agent or any Lender may have under applicable law to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents (and such Person shall not object to any such appearance); or

          (e)   take any corporate action authorizing, or in furtherance of, any of the foregoing.

        SECTION 8.1.10    Defaults of Significant BV Projects.    (a) A Cross-Default, (b) a Bankruptcy Default or (c) a Judgment Default, in any combination of the foregoing, shall occur and continue with respect to two or more Significant BV Projects.

        SECTION 8.1.11    Defaults of EcoEléctrica Group.    (a) Cross-Defaults of the type described in clauses (a) and (b) of Section 8.1.6 or (b) Cross-Defaults of the type described in clause (c) of Section 8.1.6 shall occur and continue with respect to any of the EcoEléctrica Group companies; provided, that the default described in (b) of this Section 8.1.11 shall not be deemed to have occurred until the Administrative Agent (as directed by the Required Lenders) has provided notice to the Borrower of such default.

        SECTION 8.1.12    Defaults of Secondary Defaulting Parties.    (a) A Cross-Default, (b) a Bankruptcy Default or (c) a Judgment Default with respect to a Secondary Defaulting Party; provided, that the defaults in (a), (b) and (c) of this Section 8.1.12 would reasonably be expected to have a Material Adverse Effect and shall not be deemed to have occurred until the Administrative Agent (as directed by the Required Lenders) has provided notice to the Borrower of such default.

        SECTION 8.1.13    Liens.    A Lien shall be incurred or suffered to exist against (i) the equity interests of any of the Subsidiaries of BV after the Effective Date other than (A) Liens existing on the Effective Date, (B) Liens incurred or suffered to exist in the ordinary course of business of such Subsidiary and (C) Liens incurred to secure Indebtedness of such Subsidiary permitted by the Section 7.2.2 and (ii) the equity interests in the Borrower.

        SECTION 8.1.14    Minimum Liquidity.    The Borrower and BV shall fail to maintain (in separate identifiable Bank Accounts or bank accounts of BV or both) at least $20,000,000 in the aggregate of freely available cash or Cash Equivalent Investments (after subtracting Anticipated Repatriation Costs from the amount of cash and Cash Equivalent Investments on hand at BV).

        SECTION 8.1.15    Restrictive Agreements.    The Borrower or any of its Subsidiaries (a) shall suffer to exist any Contractual Restrictions binding upon the Borrower or any of its Subsidiaries or their respective property after the Effective Date other than Permitted Contractual Restrictions or (b) fail to take all actions necessary to make the necessary changes to the Loan Documents as required in the Fee Letter.

        SECTION 8.1.16    Existing Restricted Payment Limitations.    (a) EME shall fail to deliver to the Administrative Agent, within 30 days after a Change-In-Control, and in no event later than the date a Restricted Payment is proposed to be made by EME, for the Fiscal Quarter ending on, or most recently ended prior to, the date of such Change-In-Control, and concurrently with the delivery of the financial statements referred to in Sections 7.1.1(a), 7.1.1(b) and 7.1.1(c) thereafter, a certificate, executed by the controller, treasurer or chief financial officer of EME, showing (in reasonable detail and with the appropriate calculations and computations in all respects satisfactory to the Administrative Agent) of EME's compliance with limitations on its ability to make Restricted Payments referred to in clauses (a) and (b) of the definition "Existing EME Restricted Payments Limitations" or (b) EME shall make a Restricted Payment at a time, or in an amount not permitted under the Existing EME Restricted Payment Limitations.

        SECTION 8.1.17    Substantive Consolidation.    In connection with an Affiliate Bankruptcy Event, any Person shall seek (whether by adversarial proceeding, motion or otherwise) the substantive consolidation of any part of the assets, properties, estate or liabilities of the Borrower with the estate or liabilities of any Person subject of such Affiliate Bankruptcy Event and such application shall be consented to or acquiesced in by the Borrower or shall result in an order for such substantive consolidation or shall remain for 60 days undismissed, provided that nothing in the Loan Documents shall prohibit or restrict any right the Administrative Agent or any Lender may have under applicable law to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents (and the Borrower shall not object to any such appearance).

        SECTION 8.1.18    Independent Director.    The Board of Directors of the Borrower shall fail to maintain at least one independent director on the Board of Directors of the Borrower, other than during one or more periods not in any one case to exceed 30 consecutive days; provided that, during the vacancy, the Board of Directors of the Borrower will not take any action which requires the approval of the independent director (including bankruptcy actions).

        SECTION 8.1.19    Treasury Shares.    (a) Any pledge or security right or any other limited right ("beperkt recht") whatsoever shall exist on or with respect to any of the shares in the capital of BV held or hereafter acquired by BV or (b) BV shall sell, transfer, lend, lease or otherwise dispose of or grant any option or any other right in relation to any of the shares in the capital of BV held or hereafter acquired by BV.

        SECTION 8.2    Action if Bankruptcy.    If any Event of Default described in clauses (a) through (e) of Section 8.1.9) shall occur with respect to any Primary Defaulting Party or any of the EcoEléctrica

Group, the Term Loan Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

        SECTION 8.3    Action if Other Event of Default.    If any Event of Default (other than any Event of Default described in clauses (a) through (e) of Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by written notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Term Loan Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, the Term Loans shall terminate. The rights provided for in the Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

        SECTION 8.4    Rescission of Declaration.    Any declaration made pursuant to Section 8.3 may, should the Required Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrower at any time after the principal of the Loans shall have become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, shall have been entered; provided that the Borrower shall have paid all arrears of interest upon the Loans and all other amounts then owed to the Administrative Agent and the Lenders including all costs, expenses and liabilities incurred by the Administrative Agent and the Lenders in respect of such declaration and all consequences thereof (except that principal of the Loans which by such declaration shall have become payable) and every other Event of Default shall have been made good, waived or cured; provided that no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

ARTICLE IX

THE ADMINISTRATIVE AGENT

        SECTION 9.1 Actions.

          (a)   Each Lender hereby appoints CNAI as its Administrative Agent under and for purposes of each Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          (b)   Each Lender hereby agrees to indemnify (which indemnity shall survive any termination of this Agreement) the Agent-Related Persons pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent-Related Persons in any way relating to or arising out of any Loan Document, including reasonable attorneys' fees, and as to which the Administrative Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Agent-Related Person's gross negligence or willful misconduct. No Agent-Related Persons shall be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of or any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in its determination, inadequate, the Agent-Related Person may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

        SECTION 9.2 Funding Reliance. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 12:00 Noon, New York City time, on the Business Day prior to the Borrowing Date that such Lender will not make available the amount which would constitute its Percentage of the Borrowing on the Borrowing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, may, but shall not be required to, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing; provided that if such Lender makes available the amount which is its Percentage of the Borrowing on or before the next Business Day following the day when due, the interest rate payable on such amount shall be the Federal Funds Effective Rate.

        SECTION 9.3 Exculpation. No Agent-Related Person shall be liable to any Lender for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor to make any inquiry respecting the performance by the Borrower of its obligations under any Loan Document. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. Each Agent-Related Person shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

        SECTION 9.4 Successor. The Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may, within ten (10) days after such notice and with the consent of the Borrower (not to be unreasonably withheld), appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, after notice to and consultation with the Borrower, appoint a successor Administrative Agent, which shall be one of the Lenders or an Assignee, and shall have a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After the effective date of any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of (a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and (b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

        SECTION 9.5 Loans by CNAI. CNAI shall have the same rights and powers with respect to the Loans made by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. CNAI and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if CNAI were not the Administrative Agent hereunder.

        SECTION 9.6 Reliance by Administrative Agent.

          (a)   The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower or any of its Affiliates), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          (b)   For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

        SECTION 9.7 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

        SECTION 9.8 Credit Decisions. Each Lender acknowledges that it has, independently of the Agent-Related Person and each other Lender, and based on such Lender's review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Term Loan Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under any Loan Document.

        SECTION 9.9 Copies. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument (including each document or instrument delivered by the Borrower to the Administrative Agent pursuant to Article V and VII) received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

        SECTION 9.10 Collateral. Except as otherwise provided in Section 10.1(a) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents to which it is a party; provided that, without the prior consent of each Lender, (a) the Administrative Agent shall not (except as provided herein or in the Security Documents) release any Collateral or otherwise terminate any Lien under any Security Document providing for Collateral, agree to additional obligations being secured by the Collateral (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document, in which event the Administrative Agent may consent to such junior Lien provided that it obtains the consent of the Required Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented.

ARTICLE X

MISCELLANEOUS PROVISIONS

        SECTION 10.1 Waivers, Amendments.

          (a)   The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Term Loan Commitment without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section 10.1 or any percentage specified in the definition of "Required Lenders", or consent to the assignment or transfer by the Borrower of any of its rights and obligations under the Loan Documents, in each case without the written consent of all Lenders; (iii) amend, modify or waive any pro rata provision of Section 4.8 or 4.9, or any provision in the Loan Documents which provides for amounts paid in respect of the Obligations to be shared among the Lenders ratably, without the consent of all Lenders; (iv) except as provided in Section 9.10, provide for any material release of Collateral or any Guarantee of any of MGE, EMFC or Del Cielo without the consent of all Lenders; or affect the interests, rights or obligations of the Administrative Agent qua the Administrative Agent shall be made without consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower and its Subsidiaries, the Lenders and the Administrative Agent shall be restored to their former position and rights and under the Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          (b)   No failure or delay on the part of the Administrative Agent or any Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right, or any abandonment or discontinuance of steps to enforce such power or right, preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies of the Administrative Agent and the Lender hereunder are cumulative and are not exclusive of any rights or remedies they would otherwise have. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent or any Lender under any Loan Document shall, in any event, be effective unless the same is permitted by paragraph (a) of this Section 10.1, and shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

          (c)   For the purposes of this Section 10.1, each of the Approved Funds of a Lender shall exercise its rights in a manner consistent and collectively with such Lender and each other Approved Fund of such Lender.

        SECTION 10.2 Notices. All notices and other communications provided to any party hereto under any Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth on Schedule 1.1(b) or set forth in the Lender Assignment Agreement or at such other address or facsimile number as may be designated by such party in a written notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid shall be effective five Business Days after being sent or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted (if confirmed). Each Lender acknowledges and accepts the terms of the Communications Agreement and agrees that Communications (as defined in the Communications Agreement) may be made available to such Lender as provided in the Communications Agreement.

        SECTION 10.3 Payment of Costs and Expenses.

          (a)   The Borrower agrees to pay promptly on demand all reasonable out-of-pocket costs and expenses of the Arrangers and the Administrative Agent and their respective Affiliates (including the reasonable fees and out-of-pocket costs and expenses of special New York counsel and relevant local counsel to the Administrative Agent) in connection with:

            (i)    the negotiation, preparation, execution, delivery and administration of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required; and

            (ii)   the preparation and review of the form of any document or instrument relevant to any Loan Document; provided, however, that the Borrower shall have no obligation to pay for the cost of the documentation of assignments or participations as provided in Section 10.11 (unless such assignment is made pursuant to Section 4.11);

  in each case, upon presentation of statement of account in reasonable detail, whether or not the transactions contemplated hereby are consummated.

          (b)   Without duplication of the Borrower's obligations under Section 4.7, the Borrower further agrees to pay upon demand, and to save the Administrative Agent and the Lenders harmless from all liability for all costs, expenses, assessments, or other charges, and any stamp or other similar Taxes which may be payable in connection with the execution, delivery or enforcement of any Loan Document, the Loans hereunder or any filing, registration, recording or perfection of any security interest contemplated by any Security Document. The Borrower also agrees to reimburse the Administrative Agent and each Lender, as applicable, promptly upon demand upon presentation of a statement of account in reasonable detail for (x) all reasonable out-of-pocket costs and expenses (including fees and out-of-pocket expenses of counsel) incurred by the Administrative Agent and each Lender in connection with the enforcement or protection of the rights in connection with this Agreement and the other Loan Documents, including its rights under this Section and including the negotiation of any restructuring or work-out, whether or not consummated, of any Obligations and (y) all out-of-pocket costs and expenses (including fees and out-of-pocket costs and expenses of counsel) by the Administrative Agent and each Lender in connection with the enforcement of any Obligations after an Event of Default or in connection with any insolvency proceedings; provided that, in either case, the Borrower shall not be obligated to reimburse such costs and expenses that are found in a final judgment by a court of competent jurisdiction to have been incurred in an attempt to enforce such rights and remedies that were pursued by such Administrative Agent or Lender in bad faith and without any reasonable basis in fact or law.

        SECTION 10.4 Indemnification.

          (a)   In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Term Loan Commitments and the Loans, the Borrower hereby indemnifies, exonerates and holds the Administrative Agent, the Arrangers, and each Lender and each of their respective Affiliates, officers, directors and employees (collectively, the "Indemnified Parties") free and harmless from and against any and all losses, costs, actions, causes of action, suits, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including any amounts paid to any Agent-Related Person pursuant to Section 9.1(b) and reasonable attorneys' fees and disbursements but excluding claims for lost profits (collectively, the "Indemnified Liabilities"), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to:

            (i)    any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

            (ii)   the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article VI not to fund any Loan);

            (iii)  any investigation, litigation, proceeding, or obligation related to any Environmental Law or other matter in any case arising out of the relationship of the parties under this Agreement; or

            (iv)  the presence, or alleged presence, on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any real property owned, leased or operated by the Borrower or any of its Subsidiaries thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), or at any other locations regardless of whether caused by, or within the control of the Borrower, where such claim or liability arises out of the relationship of the parties under this Agreement;

  whether or not such investigation, litigation or proceeding is brought by the Borrower or its Affiliates, any of their respective shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's (i) gross negligence or willful misconduct or (ii) breach of such Indemnified party's obligations under this Agreement. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

          (b)   To the extent permitted by applicable law, no Indemnified Party shall have any liability to the Borrower or its Affiliates or any of their respective shareholders or creditors under any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof.

        SECTION 10.5 Survival. The obligations of the Borrower under Sections 4.3, 4.5, 4.6, 4.7, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Term Loan Commitments. The representations and warranties made by the Borrower in each Loan Document to which it is a party shall survive the execution and delivery of such Loan Document.

        SECTION 10.6 Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 10.7 Headings. The various headings and table of contents of each Loan Document are inserted for convenience only and shall not affect the meaning, construction or interpretation of this Agreement or any other Loan Document or any provisions hereof or thereof.

        SECTION 10.8 Execution in Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrower and the Administrative Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement.

        SECTION 10.9 Governing Law; Entire Agreement. This Agreement, and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the state of New York. The Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders and supersede any and all prior agreements and understandings, oral or written, relative or with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to in the Loan Documents.

        SECTION 10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

          (a)   the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and

          (b)   the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

        SECTION 10.11 Sale and Transfer of Loans; Participations in Loans. Each Lender may assign, or sell participations in, its Loans to one or more other Persons in accordance with this Section 10.11.

        SECTION 10.11.1 Assignments.

          (a)   Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Person (an "Assignee"), with the consent of the Administrative Agent (which consent shall not be required in the case of any assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender), all or any part of its rights and obligations under this Agreement pursuant to a Lender Assignment Agreement, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any Affiliate or Approved Fund thereof) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement and treating simultaneous assignments to and from Approved Funds of a single Lender as one assignment), unless otherwise agreed by the Borrower and the Administrative Agent and; provided, further, that after giving effect to any such assignment the assigning Lender shall have Loans remaining of at least $1,000,000 in the aggregate amount (other than in the case of an assignment of all of a Lender's interests under this Agreement and treating simultaneous assignments to and from Approved Funds of a single Lender as one assignment). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Assignment Agreement, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Lender Assignment Agreement, have the rights and obligations of a Lender hereunder with Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Lender

  Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Any assignment or sale that does not comply with this clause (a) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.11.2.

          (b)   The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to on Schedule 1.1(b) a copy of each Lender Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement notwithstanding notice to the contrary. Any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.

          (c)   Upon its receipt of a Lender Assignment Agreement executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.11.1(a), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (unless waived by the Administrative Agent in its discretion and provided that only one such fee shall be payable in the case of simultaneous assignments to two or more Approved Funds of a single Lender), the Administrative Agent shall (i) promptly accept such Lender Assignment Agreement and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

          (d)   For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.11.1 concerning assignments of Loans relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan to any Federal Reserve Bank in accordance with applicable law; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

          (e)   Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i)  nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.11.1, any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefore, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and

  (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 10.11.1(e) may not be amended without the written consent of each SPC. The Granting Lender, such SPC and any assignee of such SPC shall comply with the requirements of Section 4.7 as Lender.

        SECTION 10.11.2 Participations. With notice to the Borrower and the Administrative Agent, any Lender may at any time sell to one or more Persons (each of such Persons being herein called a "Participant") participating interests in any of the Loans or other interests of such Lender hereunder; provided, however, that:

            (a)   no participation contemplated in this Section 10.11.2 shall relieve such Lender from its Loans other obligations under any Loan Document;

            (b)   such Lender shall remain solely responsible for the performance of its Loans and such other obligations;

            (c)   the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under each of the Loan Documents;

            (d)   no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action under any Loan Document, except as provided in clause (f) of this Section 10.11.2;

            (e)   the Borrower shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 10.3 and 10.4, that is greater than the amount which it would have been required to pay had no participating interest been sold;

            (f)    in no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, extend the due date of such principal, interest or fee payments or increase the amount or extend the Maturity Date of such Loans, in each case to the extent subject to such participation;

            (g)   the Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 4.10 as fully as if it were a Lender hereunder; and

            (h)   the Borrower also agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.6 and 4.7 with respect to its participation in the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 4.7, such Participant shall have complied with the requirements of said Section, as if it were a Lender and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

        SECTION 10.12 Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by any Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

        SECTION 10.13 Submission To Jurisdiction; Waivers. Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably and unconditionally:

            (a)   submits for itself and its property in any legal action or proceeding relating to the Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

            (b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

            (c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 1.1(b) or at such other address of which the Administrative Agent shall have been notified pursuant to Section 10.2;

            (d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

            (e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, indirect, exemplary, punitive or consequential damages.

        SECTION 10.14 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 10.15 Non-Recourse Persons. Except with respect to application of the proceeds of the Loans as contemplated by Section 7.1.8 and in accordance with the flow of funds memorandum and other agreements referred to in Section 5.1.8, the Lenders acknowledge that no Non-Recourse Person shall have any responsibility or liability for the Obligations.

        SECTION 10.16 Acknowledgments. The Borrower hereby acknowledges that:

            (a)   it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents;

            (b)   neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with any of the Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

            (c)   no joint venture is created by any of the Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

        SECTION 10.17 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate of any Lender, (b) to any transferee or prospective transferee that agrees to comply with the provisions of this Section 10.17, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any governmental authority, (e) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy under any Loan Document. Notwithstanding anything herein to the contrary, the Borrower, Administrative Agent and each Lender (and their Affiliates and their respective partners, officers, directors, employees, accountants, attorneys and other advisors, agents and other representatives) may disclose to any and all Persons, without limitation of any kind, any information with respect to the U.S. federal tax treatment and any facts that may be relevant to the U.S. federal tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to any of them relating to such treatment and tax structure; provided, however, that none of them shall disclose any other information, the disclosure of which is otherwise limited, that is not relevant to understanding the U.S. federal tax treatment or U.S. federal tax structure of the transaction (including the identity of any party and information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

        SECTION 10.18 Dutch Security Interests.

          (a)   The Borrower hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent an amount equal to the aggregate amount payable (in Dutch: "verschuldigd") by the Borrower to the Lenders in respect of all Obligations, whether present or future, actual or contingent, due, owing or incurred to any of the Lenders by the Borrower hereunder, (for the purposes of this Section 10.18, referred to as the "Corresponding Obligations") as these obligations may exist from time to time (such payment undertaking of the Borrower to the Administrative Agent, for the purposes of this Section 10.18, referred to as the "Parallel Debt").

          (b)   The Parallel Debt will become due and payable (in Dutch: "opeisbaar") immediately upon the Administrative Agent's demand, which may be made at any time on or after the date on which one or more of the Corresponding Obligations become due and payable.

          (c)   Each of the parties to this Agreement hereby acknowledges that the Parallel Debt constitutes an undertaking, obligation and liability of the Borrower to the Administrative Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations, and the Parallel Debt represents the Administrative Agent's own separate and independent claim (in Dutch: "eigen en zelfstandige vordering") to receive payment of the Parallel Debt from the Borrower; it being understood and acknowledged by each of the parties hereto, in each case, that

  (i) the amount which may become payable by the Borrower in respect of the Parallel Debt from time to time shall never exceed the aggregate amount which is payable under the Corresponding Obligations of the Borrower from time to time and (ii) the amount which may become payable by the Borrower in respect of the Corresponding Obligations shall never exceed the aggregate amount which is payable in respect of the Parallel Debt.

          (d)   The Borrower, the Administrative Agent and the Lenders confirm that, in accordance with clause (a) and (c) of this Section 10.18, the claim of the Administrative Agent against the Borrower in respect of the Parallel Debt and the claims of any one or more of the Lenders, against the Borrower in respect of the Corresponding Obligations payable by the Borrower to such Lenders do not constitute common property (in Dutch: "een gemeenschap") within the meaning of Article 3:166 Netherlands Civil Code and that the provisions relating to such common property shall not apply. If, however, it shall be held that such claim of the Administrative Agent and such claims of any one or more of such Lenders do constitute such common property and such provisions do apply, the parties to this Agreement agree that this Agreement shall constitute the administration agreement (in Dutch: "beheersregeling") within the meaning of Article 3:168 Netherlands Civil Code.

          (e)   For the avoidance of doubt, the parties to this Agreement confirm that, in accordance with clause (a) and (c) of this Section 10.18, this Agreement is not to be construed as an agreement as referred to in Article 6:16 Netherlands Civil Code and that Article 6:16 Netherlands Civil Code shall not apply, and therefore that the provisions relating to common property (in Dutch: "een gemeenschap") within the meaning of Article 3:166 Netherlands Civil Code shall not apply by analogy to the relationship between the Administrative Agent and any one or more of the Lenders on the one hand and the Borrower on the other hand.

          (f)    To the extent the Administrative Agent irrevocably (in Dutch: "onaantastbaar") receives any amount in payment of the Parallel Debt (for the purposes of this Section 10.18, referred to as the "Received Amount"), the Administrative Agent shall distribute such amount among the Lenders in accordance with Section 5.09 of the Borrower Security Agreement. Upon irrevocable (in Dutch: "onaantastbaar") receipt by the Administrative Agent of any Received Amount, the Corresponding Obligations shall be reduced by an aggregate amount (the "Deductible Amount") equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Corresponding Obligations on the date of receipt by the Administrative Agent of the Received Amount. Upon irrevocable receipt by any Lender or the Administrative Agent of any amount in payment of the Corresponding Obligations (the "Corresponding Received Amount"), the Parallel Debt shall be reduced by an aggregate amount equal to the Corresponding Received Amount in the manner as if such amount were received as a payment of the Parallel Debt on the date of receipt by such Lender or the Administrative Agent of the Corresponding Received Amount. The Administrative Agent and each of the Lenders acknowledges and agrees that (i) any irrevocable payment in respect of the Parallel Debt shall fully satisfy the Borrower's obligations with respect to the amount of such payment under both the Parallel Debt and the Corresponding Obligations even if the Administrative Agent shall fail to distribute such payment in accordance with the first sentence of this clause (f) and (ii) any irrevocable payment in respect of the Corresponding Obligations shall fully satisfy the Borrower's obligations with respect to the amount of such payment under both the Corresponding Obligations and the Parallel Debt.

          Notwithstanding the foregoing provisions of this Section 10.18, or any provision of the Dutch Pledge Agreements, the Administrative Agent and each of the Lenders hereby acknowledges and agrees that (i) the aggregate amount of the Obligations secured by the Security Documents shall in no event exceed the aggregate amount payable in respect of the Corresponding Obligations (as reduced in accordance with this Section 10.18), (ii) the Borrower and the Guarantors, collectively, shall in no event be required to make payments in respect of the Obligations that, in the aggregate, exceed the Corresponding Obligations and (iii) the Administrative Agent and the Lenders, collectively, shall not make claims in respect of the Obligations that, in the aggregate, exceed the Corresponding Obligations.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

MISSION ENERGY HOLDINGS INTERNATIONAL, INC.
By:	/s/ STEVEN D. EISENBERG Name: Steven D. Eisenberg Title:

CITICORP NORTH AMERICA, INC., as Administrative Agent
By:	/s/ DALE R. GONCHER Name: Dale R. Goncher Title: Vice President

INITIAL LENDERS CITICORP NORTH AMERICA, INC.
By:	/s/ DALE R. GONCHER Name: Dale R. Goncher Title: Vice President
CREDIT SUISSE FIRST BOSTON, acting through its Cayman Island branch
By:	/s/ JAMES S. FINCH Name: James S. Finch Title: Managing Director
By:	/s/ JAMES P. MORAN Name: James P. Moran Title: Director
JPMORGAN CHASE BANK
By:	/s/ THOMAS L. CASEY Name: Thomas L. Casey Title: Vice President
LEHMAN COMMERCIAL PAPER INC.
By:	/s/ JAMES P. SEERY, JR. Name: James P. Seery, Jr. Title: Authorized Signatory

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  EXECUTION COUNTERPART
TABLE OF CONTENTS
ARTICLE II COMMITMENTS AND BORROWING PROCEDURES
ARTICLE III REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
ARTICLE IV CERTAIN LIBO RATE AND OTHER PROVISIONS
ARTICLE V CONDITIONS TO LOANS